QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.3

PRO FORMA VALUATION REPORT
ABINGTON COMMUNITY BANCORP, INC.
HOLDING COMPANY FOR ABINGTON BANK Jenkintown, Pennsylvania
Dated As Of: May 21, 2004

Prepared By:

RP® Financial, LC.
1700 North Moore Street
Suite 2210
Arlington, Virginia 22209

                        May 21, 2004

Board of Trustees
Abington Bank
180 Old York Road
Jenkintown, Pennsylvania 19046-3508

Members of the Board:

        At your request, we have completed and hereby provide an independent appraisal ("Appraisal") of the estimated pro forma market value of the Common Stock which is to be offered in connection with the Plan of Stock Issuance (the "Plan"), described below.

        This Appraisal is furnished pursuant to the conversion regulations promulgated by the Commonwealth of Pennsylvania Department of Banking (the "Department"), the Federal Deposit Insurance Corporation ("FDIC") and the Federal Reserve Board ("FRB"). This Appraisal has been prepared in accordance with the written valuation guidelines promulgated by the Office of Thrift Supervision ("OTS"), most recently updated as of October 21, 1994. Such valuation guidelines are relied upon by the previously referenced agencies in evaluating conversion appraisals in the absence of such specific written valuation guidelines separately issued by the respective agencies.

Description of Reorganization

        The Board of Abington Bank (the "Bank") has adopted a plan of reorganization pursuant to which the Bank will reorganize into a mutual holding company structure. As part of the reorganization, the Bank will become a wholly-owned subsidiary of Abington Community Bancorp, Inc. (the "Company"), a Pennsylvania corporation, and the Company will issue a majority of its common stock to Abington Mutual Holding Company (the "MHC") a Pennsylvania-chartered mutual holding company, and sell a minority of its common stock to the public (the "Minority Stock Issuance"). It is anticipated that the public shares will be offered in a subscription offering to the Bank's Eligible Account Holders, Tax-Qualified Employee Plans including the employee stock ownership plan (the "ESOP"), Supplemental Eligible Account Holders and Other Members. To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, the shares may be offered for sale in a direct community offering. The total shares offered for sale to the public will constitute a minority interest of the Company's stock (49% or less).

Washington Headquarters Rosslyn Center 1700 North Moore Street, Suite 2210 Arlington, VA 22209 www.rpfinancial.com	Telephone: (703) 528-1700 Fax No.: (703) 528-1788 Toll-Free No.: (866) 723-0594 E-Mail: mail@rpfinancial.com

        Immediately following the Minority Stock Issuance, the primary assets of the Company will be the capital stock of the Bank and the net offering proceeds remaining after contributing proceeds to the Bank. The Company will retain up to 50% of the net offering proceeds. The Company intends to use a portion of the proceeds to make a loan directly to the ESOP to enable the ESOP to purchase up to 8.0% of the shares of common stock sold in the offering.

RP® Financial, LC.

        RP® Financial, LC. ("RP Financial") is a financial consulting and valuation firm serving the financial services industry nationwide that, among other things, specializes in financial valuations and analyses of business enterprises and securities, including the pro forma valuation for savings institutions converting from mutual-to-stock form. The background and experience of RP Financial is detailed in Exhibit V-1. We believe that, except for the fee we will receive for our appraisal and assisting the Bank and the Company in the preparation of the post-conversion business plan, we are independent of the Company, the Bank, the MHC and the other parties engaged by the Bank or the Company to assist in the Minority Stock Issuance.

Valuation Methodology

        In preparing our appraisal, we have reviewed the Bank's and the Company's regulatory applications, including the draft prospectus as filed with the Department, the FDIC, the FRB and the Securities and Exchange Commission ("SEC"). We have conducted a financial analysis of the Bank that has included a review of its audited financial information for fiscal years ended December 31, 1999 through 2003, and as of March 31, 2004. We have also conducted due diligence related discussions with the Company's management; Deloitte & Touche, LLP, the Company's independent auditor; Elias, Matz, Tiernan & Herrick, LLP, the Company's legal counsel for the stock conversion; and Keefe, Bruyette & Woods, Inc., the Company's financial and marketing advisors in connection with the Company's stock offering. All conclusions set forth in the Appraisal were reached independently from such discussions. In addition, where appropriate, we have considered information based on other available published sources that we believe are reliable. While we believe the information and data gathered from all these sources are reliable, we cannot guarantee the accuracy and completeness of such information.

        We have investigated the competitive environment within which the Company operates and have assessed the Company's relative strengths and weaknesses. We have kept abreast of the changing regulatory and legislative environment for financial institutions and analyzed the potential impact on the Company and the industry as a whole. We have analyzed the potential effects of the stock issuance on the Company's operating characteristics and financial performance as they relate to the pro forma market value. We have reviewed the economy in the Company's primary market area and have compared the Company's financial performance and condition with publicly-traded thrifts in mutual holding company form, as well as all publicly-traded thrifts. We have reviewed conditions in the securities markets in general and in the market for thrift stocks in particular, including the market for existing thrift issues and the market for initial public offerings by thrifts. We have specifically considered the market for the stock of publicly-traded mutual holding companies, including the market for initial public offerings in conjunction with other MHC reorganizations. We have excluded from such analyses thrifts subject to announced or rumored acquisition, mutual holding company institutions that have announced their intent to pursue second step conversions, and/or those institutions that exhibit other unusual characteristics. We have also considered the expected market for the Company's public shares.

        Our Appraisal is based on the Company's representation that the information contained in the regulatory applications and additional information furnished to us by the Company, its independent auditors, legal counsel and other authorized agents are truthful, accurate and complete. We did not independently verify the financial statements and other information provided by the Company, its

2

independent auditors, legal counsel and other authorized agents nor did we independently value the individual assets or liabilities, on or off balance sheet, of the Company. The valuation considers the Company only as a going concern and should not be considered as an indication of the Company's liquidation value.

        Our appraised value is predicated on a continuation of the current operating environment for the Bank, the MHC and the Company and for all thrifts and their holding companies, including mutual holding companies. Changes in the local, state and national economy, the legislative and regulatory environment for financial institutions and mutual holding companies, the stock market, interest rates, and other external forces (such as natural disasters or significant world events) may occur from time to time, often with great unpredictability, and may materially impact the value of thrift stocks as a whole or the Bank's, the MHC's and the Company's values alone. It is our understanding that there are no current or long-term plans for pursuing a second step conversion or for selling control of the Company or the Bank at this time. To the extent that such factors can be foreseen, they have been factored into our analysis.

        Pro forma market value is defined as the price at which the Company's stock, immediately upon completion of the offering, would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or sell and both having reasonable knowledge of relevant facts.

Valuation Conclusion

        It is our opinion that, as of May 21, 2004, the aggregate market value of the Company's common stock, assuming a full conversion offering, is $120.0 million. The resulting range of value pursuant to regulatory guidelines and the corresponding number of shares based on the $10.00 per share offering price is set forth below:

	Total Shares Issued(1)	Aggregate Market Value(1)
Minimum	10,200,000	$102,000,000
Midpoint	12,000,000	$120,000,000
Maximum	13,800,000	$138,000,000
Supermaximum	15,870,000	$158,700,000
    (1)
    Based on a $10.00 per share price, pursuant to a full conversion.

3

        Based on the foregoing valuation, the Board has determined to offer 40% of the full value for sale in the minority stock offering, the following range:

	Total Shares	MHC Shares	Offering Shares
Shares(1)
Minimum	10,200,000	6,120,000	4,080,000
Midpoint	12,000,000	7,200,000	4,800,000
Maximum	13,800,000	8,280,000	5,520,000
Supermaximum	15,870,000	9,522,000	6,348,000
Distribution of Shares(2)
Minimum	100.00%	60.00%	40.00%
Midpoint	100.00%	60.00%	40.00%
Maximum	100.00%	60.00%	40.00%
Supermaximum	100.00%	60.00%	40.00%
Aggregate Market Value
Minimum	$102,000,000	$61,200,000	$40,800,000
Midpoint	$120,000,000	$72,000,000	$48,000,000
Maximum	$138,000,000	$82,800,000	$55,200,000
Supermaximum	$158,700,000	$95,220,000	$63,480,000
(1)
Based on offering price of $10.00 per share.
(2)
Based on 40% of the conversion valuation range.

Limiting Factors and Considerations

        Our valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of the Common Stock. Moreover, because such valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of Common Stock in the Offering will thereafter be able to buy or sell such shares at prices related to the foregoing valuation of the pro forma market value thereof.

        RP Financial's valuation was determined based on the financial condition and operations of the Bank as of March 31, 2004, the date of the financial data included in the regulatory applications and prospectus.

        RP Financial is not a seller of securities within the meaning of any federal and state securities laws and any report prepared by RP Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities. RP Financial maintains a policy which prohibits the company, its principals or employees from purchasing stock of its client institutions.

        The valuation will be updated as provided for in the conversion regulations and guidelines. These updates will consider, among other things, any developments or changes in the Company's financial performance and condition, management policies, and current conditions in the equity markets for thrift shares. These updates may also consider changes in other external factors which impact value including, but not limited to: various changes in the legislative and regulatory environment, the stock market and the market for thrift stocks, and interest rates. Should any such new developments or changes be material, in our opinion, to the valuation of the shares, appropriate adjustments to the

4

estimated pro forma market value will be made. The reasons for any such adjustments will be explained in the update at the date of the release of the update.

Respectfully submitted,
RP® FINANCIAL, LC.
/s/ RONALD S. RIGGINS Ronald S. Riggins President
/s/ JAMES P. HENNESSEY James P. Hennessey Senior Vice President

5

TABLE OF CONTENTS
ABINGTON COMMUNITY BANCORP, INC.
Jenkintown, Pennsylvania

DESCRIPTION	PAGE NUMBER
CHAPTER ONE OVERVIEW AND FINANCIAL ANALYSIS
Introduction	1.1
Plan of Reorganization	1.1
Strategic Overview	1.2
Balance Sheet Trends	1.5
Income and Expense Trends	1.10
Interest Rate Risk Management	1.15
Lending Activities and Strategy	1.16
Asset Quality	1.19
Funding Composition and Strategy	1.20
Subsidiary	1.21
Legal Proceedings	1.21
CHAPTER TWO MARKET AREA
Introduction	2.1
Market Area Demographics	2.3
Summary of Local Economy	2.5
Unemployment Trends	2.9
Market Area Deposit Characteristics	2.9
CHAPTER THREE PEER GROUP ANALYSIS
Peer Group Selection	3.1
Basis of Comparison	3.2
Selected Peer Group	3.3
Financial Condition	3.5
Income and Expense Components	3.8
Loan Composition	3.11
Credit Risk	3.13
Interest Rate Risk	3.13
Summary	3.16

CHAPTER FOUR VALUATION ANALYSIS
Introduction			4.1
Appraisal Guidelines			4.1
RP Financial Approach to the Valuation			4.2
Valuation Analysis			4.3
1.	Financial Condition		4.3
2.	Profitability, Growth and Viability of Earnings		4.4
3.	Asset Growth		4.5
4.	Primary Market Area		4.6
5.	Dividends		4.8
6.	Liquidity of the Shares		4.9
7.	Marketing of the Issue		4.10
	A.	The Public Market	4.10
	B.	The New Issue Market	4.14
	C.	The Acquisition Market	4.15
8.	Management		4.17
9.	Effect of Government Regulation and Regulatory Reform		4.17
Summary of Adjustments			4.18
Basis of Valuation—Fully-Converted Pricing Ratios			4.18
Valuation Approaches: Fully-Converted Basis			4.19
Comparison to Recent Conversions and MHC Offerings			4.25
Valuation Conclusion			4.25

LIST OF TABLES
ABINGTON COMMUNITY BANCORP, INC.
Jenkintown, Pennsylvania

TABLE NUMBER	DESCRIPTION	PAGE
1.1	Historical Balance Sheets	1.6
1.2	Historical Income Statements	1.11
2.1	Map of Branch Locations	2.2
2.2	Summary Demographic Data	2.4
2.3	Largest Employers in Montgomery and Bucks County	2.6
2.4	Market Area Unemployment Trends	2.9
2.5	Deposit Detail for Bucks and Montgomery County	2.11
3.1	Peer Group of Publicly-Traded Thrifts	3.4
3.2	Balance Sheet Composition and Growth Rates	3.6
3.3	Income as a Percent of Average Assets and Yields, Costs, Spreads	3.9
3.4	Loan Portfolio Composition and Related Information	3.12
3.5	Credit Risk Measures and Related Information	3.14
3.6	Interest Rate Risk Measures and Net Interest Income Volatility	3.15
4.1	Peer Group Market Area Comparative Analysis	4.7
4.2	Market Area Unemployment Rates	4.8
4.3	Pricing Characteristics and After-Market Trends	4.16
4.4	Calculation of Implied Per Share Data—Incorporating MHC Second Step Conversion	4.20
4.5	MHC Institutions—Implied Pricing Ratios, Full Conversion Basis	4.27
4.6	Public Market Pricing	4.28

I. OVERVIEW AND FINANCIAL ANALYSIS

Introduction

        Abington Bank (the "Bank"), organized in 1867, is a Pennsylvania chartered mutual savings bank headquartered in Jenkintown, Pennsylvania. The Bank serves the eastern and northern Philadelphia suburban areas out of its main office in Jenkintown, Pennsylvania, and a total of nine branch offices in Montgomery County and two newly-established offices in adjacent Bucks County, Pennsylvania. The Bank's main office is located approximately 10 miles north of downtown Philadelphia. The Bank is a member of the Federal Home Loan Bank ("FHLB") system, and its deposits are insured up to the regulatory maximums by the Savings Association Insurance Fund ("SAIF") of the Federal Deposit Insurance Corporation ("FDIC"). At March 31, 2004, the Bank had $611.1 million in assets, $372.5 million in deposits and total equity of $54.7 million equal to 8.95% of total assets. The Bank's audited financial statements are included by reference as Exhibit I-1.

Plan of Reorganization

        On April 21, 2004, the Board of Trustees of the Bank adopted a plan to reorganize from the mutual form of organization to the mutual holding company form of organization. As part of the reorganization, the Bank will become a wholly-owned subsidiary of Abington Community Bank, Inc. ("Abington Community" or the "Company"), a Pennsylvania corporation which will be formed as part of the reorganization. Abington Community will issue a majority of its common stock to Abington Mutual Holding Company (the "MHC") and sell a minority of its common stock to the public. Concurrent with the reorganization, the Company will retain up to 50% of the net offering proceeds. It is not anticipated that the MHC or the Company will initially engage in any business activity other than ownership of their respective subsidiaries and investment of stock proceeds that are retained by the Company.

        The MHC will own a controlling interest in the Company of at least 51%, and the Company will be the sole subsidiary of the MHC. The Company will own 100% of the Bank's outstanding stock, which will continue to operate as a Pennsylvania-chartered savings bank. The Company's initial activities will be ownership of its subsidiary, The Bank, investment of the net cash proceeds retained at the holding company level (it is anticipated that the majority of the proceeds will be placed on deposit at the Bank) and extending a loan to the Bank's newly-formed employee stock ownership plan ("ESOP"). Subsequent activities of the Company may include payment of regular or special dividends, acquisitions of other financial institutions, acquisitions of other financial service providers and/or stock repurchases.

Strategic Overview

        Throughout much of its corporate history, the Bank's strategic focus has been that of a community oriented financial institution with a primary focus on meeting the borrowing, savings and other financial needs of its local customers in Montgomery and Bucks Counties, as well as other nearby areas in Philadelphia and the surrounding suburban areas. In this regard, the Bank has historically pursued a portfolio residential lending strategy typical of a thrift institution, with a moderate level of diversification into construction lending and commercial real estate lending. Commencing in the mid-1990s, the Bank sought to gradually restructure the loan portfolio to include a greater proportion of construction and commercial loans. In this regard, the Bank has emphasized high quality and flexible service, capitalizing on its local orientation and expanded array of products and services. Accordingly, the Bank's lending operations consists of two principal segments as follows: (1) residential mortgage lending; and (2) commercial and construction in conjunction with the intensified efforts to become a full-service community bank.

Page 1.1

        With this transition in recent years, the Bank has been required to develop the infrastructure required to undertake more diversified lending. In this regard, management has developed extensive policies and procedures pertaining to credit standards and the administration of commercial accounts. Additionally, the Bank has employed a total of four loan officers who have local experience, to conduct the commercial and construction lending operations The Bank's increased community bank focus has led to an expansion that is evidenced by the growth of commercial real estate/multi-family mortgage loans as well as construction loans—specifically, these loans have increased from $43.0 million, or 14.8% of total loans as of December 31, 1999, to $130.6 million, or 32.6% of total loans as of March 31, 2004. Growth in commercial and construction lending is expected to continue as such loans will continue to be emphasized by the Bank.

        Despite the commercial lending emphasis, residential mortgage loans continue to comprise the largest portion of the loan portfolio, at $227.0 million, or 56.8% of total loans as of March 31, 2004. In addition, home equity lending has grown, and such loans totaled $29.2 million, or 7.3% of total loans. Substantially all of the Bank's residential mortgage loans are originated internally by the Bank loan officers. The majority of the Bank's permanent residential mortgage volume has been in 15 and 30 year mortgage loans. As the Bank is primarily a portfolio lender (secondary market sales have been limited), the Bank has been less competitive on a rate basis as long term mortgage rates have dropped to historical lows over the last several years. Accordingly, the balance of residential mortgage loans has diminished modestly over this timeframe.

        The Bank's interest-earning assets ("IEA") also consist of interest-earning deposits and short- to intermediate-term investment securities and mortgage-backed securities ("MBS"), the majority of which are currently classified as available for sale ("AFS"). The Bank's general balance sheet objective is to deploy funds primarily into loans and maintain moderate balances of cash and investments, given the higher yields on loans. At the same time, the Bank has sought to leverage capital through wholesale leverage to enhance earnings and return on equity in the absence of retail loan growth in recent periods.

        Retail deposits have consistently served as the primary interest-bearing funding source for the Bank. In recent years, growth of checking and other transaction accounts have constituted the primary source of deposit growth for the Bank, with such growth facilitated by the Bank's increased emphasis on marketing to commercial accounts while also providing a high level of service. As the result of checking account growth, transaction and savings accounts currently comprise a larger portion of the Bank's deposit composition than certificate of deposits ("CDs"). The Bank utilizes borrowings as a supplemental funding source to facilitate management of funding costs and interest rate risk. FHLB advances constitute the Bank's principal source of borrowings; the majority of the Bank's borrowed funds have fixed rates and many have been utilized to match fund investments made by the Bank. Following the minority stock offering, the Bank may use additional borrowings to facilitate leveraging of its higher capital position that will result from the stock offering, in which borrowings would be utilized to fund purchases of investment securities and MBS at a positive spread to improve earnings and return on equity. To the extent additional borrowings are utilized by the Bank, FHLB advances would likely continue to be the principal source of such borrowings.

        The Bank's earnings base is largely dependent upon net interest income and operating expense levels, as sources of non-interest operating income remain relatively limited, notwithstanding management's efforts to increase their levels. The Bank's reported and core earnings have been subject to downward pressure in fiscal 2003 and beginning of fiscal 2004 as the rate on assets repriced downward more rapidly than deposits and borrowings, as many higher rate loans repaid to take advantage of declining interest rates. Moreover, the Bank is a portfolio lender and has resisted placing longer term fixed rate loans in its portfolio during a period of historically low interest rates. Accordingly, while the Bank has continued to achieve balance sheet growth, such growth has primarily

Page 1.2

consisted of wholesale investments and borrowings where the spreads are comparatively modest in comparison to retail assets and liabilities.

        The post-offering business plan of the Bank is expected to continue to focus on products and services which have been the Bank's traditional emphasis. Specifically, the Bank will continue to be an independent community-oriented financial institution with a commitment to local real estate and non-mortgage financing with operations funded by retail deposits, borrowings, equity capital and internal cash flows. In addition, the Bank will emphasize pursuing further diversification into commercial real estate and construction loans, as well as expansion and diversification of other products and services.

        The Bank's Board of Directors has elected to convert to the stock form of ownership to improve the competitive position of the Bank. The capital realized from the minority stock offering will increase the operating flexibility and overall financial strength of the Bank, as well as support the expansion of the Bank's strategic focus of providing competitive community banking services in its local market area. The additional capital realized from stock proceeds will increase liquidity to support funding of future loan growth and other interest-earning assets. The Bank's higher capital position resulting from the infusion of stock proceeds will also serve to reduce interest rate risk, through enhancing the Bank's interest-earning-assets-to-interest-bearing-liabilities ("IEA/IBL") ratio. The additional funds realized from the minority stock offering will provide an alternative funding source to deposits and borrowings in meeting the Bank's future funding needs. Additionally, the Bank's higher equity-to-assets ratio will also better position the Bank to take advantage of expansion opportunities as they arise. Such expansion would most likely occur through the establishment or acquisition of additional banking offices or customer facilities that would provide for further penetration in the markets currently served by the Bank or nearby surrounding markets. The Bank will also be better positioned to pursue growth through acquisition of other financial service providers following the conversion, given its strengthened capital position and status as a stock company. At this time, the Bank has no specific plans for expansion other than through establishing additional branches. The projected use of proceeds are highlighted below.

  •
  Company. The Company is expected to retain up to 50% of the net offering proceeds. At present, Company funds, net of the loan to the ESOP, are expected to be placed into an overnight deposit account in the Bank. Over time, Company funds are anticipated to be utilized for various corporate purposes, possibly including acquisitions, infusing additional equity into the Bank, repurchases of common stock, and the payment of regular and/or special cash dividends.

  •
  Bank. The majority of the net offering proceeds will be infused into the Bank in exchange for all of the Bank's newly-issued stock. The increase in the Bank's capital will be less, as the amount to be borrowed by the ESOP to fund an 8% stock purchase will be accounted for as a contra-equity. Cash proceeds (i.e., net proceeds less deposits withdrawn to fund stock purchases) infused into the Bank are anticipated to become part of general operating funds, and are expected to initially be invested in short-term investments pending longer term deployment, i.e., funding lending activities and for general corporate purposes.

Balance Sheet Trends

  Growth Trends

        Over the last 5 years, the Bank has implemented a strategy of growth and expansion, both through internal growth at existing branches and de novo branching, as well as through wholesale leveraging. This strategy is evidenced in the summary balance sheet data set forth in Table 1.1, which shows that total assets increased 10.0% annually from $408.0 million at the end of fiscal 1999, to $611.1 million as of March 31, 2004. While loans reflect the greatest increase in dollar terms, investments increased at a faster rate on a percentage basis. This is in part due to

Page 1.3

Table 1.1
Abington Bank
Historical Balance Sheets
(Amount and Percent of Assets)

	As of the Fiscal Year Ended December 31,
											As of March 31, 2004		Compounded Annual Growth Rate
	1999		2000		2001		2002		2003
	Amount	Pct	Amount	Pct	Amount	Pct	Amount	Pct	Amount	Pct	Amount	Pct	Pct
	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	(%)
Total Amount of:
Assets	$407,975	100.00%	$432,513	100.00%	$476,646	100.00%	$535,797	100.00%	$604,439	100.00%	$611,070	100.00%	9.97%
Cash and cash equivalents	25,013	6.13%	14,621	3.38%	36,689	7.70%	51,702	9.65%	19,696	3.26%	34,356	5.62%	7.75%
Investment securities	55,721	13.66%	57,662	13.33%	35,237	7.39%	50,351	9.40%	89,023	14.73%	74,874	12.25%	7.20%
Mortgage-backed securities — HTM	0	0.00%	0	0.00%	0	0.00%	10,060	1.88%	43,009	7.12%	52,628	8.61%	N.M
Mortgage-backed securities — AFS	37,654	9.23%	36,945	8.54%	45,663	9.58%	41,251	7.70%	78,213	12.94%	76,121	12.46%	18.01%
Loans receivable (net)	277,766	68.08%	314,042	72.61%	348,912	73.20%	371,024	69.25%	364,620	60.32%	363,645	59.51%	6.54%
Deposits	272,556	66.81%	275,603	63.72%	309,059	64.84%	344,336	64.27%	362,666	60.00%	372,448	60.95%	7.62%
FHLB advances	77,727	19.05%	107,396	24.83%	107,251	22.50%	122,761	22.91%	173,732	28.74%	161,595	26.44%	18.79%
Other borrowings	18,821	4.61%	4,058	0.94%	9,749	2.05%	11,937	2.23%	8,681	1.44%	14,364	2.35%	-6.16%
Retained earnings	34,204	8.38%	40,259	9.31%	45,388	9.52%	50,591	9.44%	53,234	8.81%	54,698	8.95%	11.68%
Loans/Deposits		101.91%		113.95%		112.89%		107.75%		100.54%		97.64%

Source: Abington Bank's prospectus.

Page 1.4

the Bank's decision to limit loan growth in the current low rate environment—refinancing activity was largely interest rate driven and management was reluctant to invest in long term fixed rate mortgage loans when interest rates were at historically low levels. Management has indicated that it will be seeking to grow the loan portfolio on a post-offering basis, particularly if the interest rate environment is more conducive to growth.

        The Bank's assets are funded through a combination of deposits, borrowings and retained earnings. Deposits have always comprised the majority of funding liabilities, increasing at an annual rate of 7.6% since 1999. Borrowings have increased more rapidly reflecting certain asset-liability management strategies and wholesale leveraging opportunities. In the future, the Bank expects to continue to utilize FHLB advances in several ways: (1) may "pre-fund" the anticipated offering proceeds, and repay such advances with the offering proceeds; and (2) in connection with potential leveraging and/or interest rate risk management strategies, particularly if interest rates begin to increase.

        Annual equity growth equaled 11.7% since the end of fiscal 1999, in part reflecting the benefit of relatively higher earnings realized in the 1999 through 2002 period. The post-offering equity growth rate is expected to initially fall below historical levels given the increased equity, the initial anticipated low return on the net offering proceeds in the current interest rate environment and the cost of the stock benefit plans and public company reporting. Over the longer term, as the new equity is leveraged through growth, the return on equity is expected to improve.

  Loans Receivable

        Loans receivable totaled $363.6 million, or 59.5% of total assets, as of March 31, 2004, which reflects steady growth through fiscal 2002, before slowing in the current low interest rate environment. Over this period, the proportion of loans to total assets has declined from 68.1% to 59.5% since the end of fiscal 1999, as investment securities and MBS largely made up the difference. Currently, permanent 1-4 family mortgage loans comprise the largest segment of the loan portfolio, equal to 56.8% of total loans. The residential mortgage loan portfolio consists primarily of fixed rate mortgage loans which comprise the substantial majority of residential mortgage loans originated in the Bank's market. In this regard, the Bank is a portfolio lender and typically retains the longer term fixed rate loans it originates; secondary market loan sales by the Bank have been limited.

        The majority of the Bank's 1-4 family residential mortgage loans conform to standards set by either Freddie Mac or Fannie Mae. Most non-conforming residential loans are non-conforming as to the loan amount (i.e., jumbo loans), while otherwise meeting the agency credit criteria. In addition to permanent first-lien residential mortgage loans, the majority of the Bank's construction loan portfolio as well as the home equity loan portfolio are secured by residential properties.

        Notwithstanding the reorientation of the Bank's operations to a more "community bank like" operating strategy, mortgage loans (including loans secured by 1-4 family properties, multi-family and commercial mortgages and properties under construction) continue to comprise 97% of total loans. Commercial and industrial loans ("C&I loans") currently approximate 2.4% of total loans while consumer loans (excluding home equity loans) total less than 1% of total loans.

  Cash, Investments and Mortgage-Backed Securities

        The intent of the Bank's investment policy is to provide adequate liquidity, to generate a favorable return on excess investable funds and to support the established credit and interest rate risk objectives. The ratio of cash and investments to assets diminished from the end of fiscal 1999, through the end of fiscal 2001 owing to comparatively strong loan growth. Subsequently, the balance of investments has been subject to increase, as the balance of loans diminished modestly as loan repayment and prepayments exceeded the level of newly-originated loans, with such trends particularly evident in the permanent residential mortgage loan portfolio.

Page 1.5

        As of March 31, 2004, the Bank's portfolio of cash and cash equivalents totaled $34.4 million, equal to 7.8% of assets. Investment securities available for sale ("AFS") totaled $74.9 million, equal to 12.3% of assets (see Exhibit I-3 for the investment portfolio composition). The largest portion of mortgage-backed securities ("MBS") are classified as AFS while the balance of MBS are classified as held-to-maturity ("HTM"). The Bank generally classifies its investments and MBS as AFS at the time of purchase, unless it has specifically match funded the asset with FHLB borrowings with a relatively comparable duration.

        MBS comprise the largest segment of the investment portfolio, totaling $128.7, or 21.1% of assets, as of March 31, 2004. Approximately 59.1% of the MBS portfolio was classified as AFS, and MBS primarily consist of pass-through agency securities and collateralized mortgage obligations ("CMOs").

        As of March 31, 2004, the Bank's investments portfolio totaled $74.9 million, or 12.3% of total assets, and was primarily comprised of U.S. Government and agency securities ($59.0 million), Federal Home Loan Bank stock ($9.8 million), and small balances of miscellaneous other investments such as corporate and municipal securities, interest-earning deposits and mutual fund investments.

        No major changes to the composition and practices with respect to the management of the investment portfolio are anticipated over the near term. The level of cash and investments is anticipated to increase initially following conversion, pending gradual redeployment into higher yielding loans.

  Funding Structure

        Retail deposits have consistently been the substantial portion of balance sheet funding. Since fiscal year-end 1999, deposits have grown at a 7.6% compounded annual rate, with the largest portion of the growth being realized in savings and transaction accounts. In this regard, the proportion of CDs to total deposits has declined from 53.0% at fiscal year end 2001, as checking and savings accounts reflect a growing portion of the deposit base.

        The Bank has increasingly utilized borrowed funds, with the majority of borrowings consisting of FHLB advances. As of March 31, 2004, borrowed funds totaled $161.6 million (in the form of FHLB advances), representing just 26.4% of total assets. The Bank typically utilizes borrowings: (1) when such funds are priced attractively relative to deposits; (2) to lengthen the duration of liabilities; (3) to enhance earnings when attractive revenue enhancement opportunities arise; and (4) to generate additional liquid funds, if required. Recent growth in borrowings was primarily due to efforts to increase earnings through wholesale leveraging.

        The other source of borrowings consists of retail repurchase agreements which totaled $14.4 million, equal to 2.4% of total assets as of March 31, 2004. Such borrowings largely reflect the overnight deposit funds of commercial customers; retail repurchase agreements are essentially a commercial sweep account which provides a mechanism for commercial customers to earn interest on short term funds which would otherwise be invested in a non-interest bearing checking account.

  Capital

        Annual capital growth for the Bank has been moderate to strong since the end of 1999, equal to 11.7%, in part reflecting the Bank's relatively strong earnings (as evidenced by the Bank's return on assets ("ROA") measures) registered through fiscal 2002; the Bank's ROA measures have subsequently diminished. As of March 31, 2004, the Bank's equity totaled $54.7 million, or 8.95% of total assets. The Bank maintained capital surpluses relative to its regulatory capital requirements at March 31, 2004, and thus qualified as a "well capitalized" institution. The offering proceeds will serve to further strengthen the Bank's regulatory capital position and support further growth. The equity growth rate is expected to slow for the Bank on a post-offering basis given the pro forma increase in equity, low reinvestment yields currently available and the potential dividend policy.

Income and Expense Trends

        Table 1.2 shows the Bank's historical income statements for the fiscal years ended December 31, 1999 to 2003, and for the 12 months ended March 31, 2004. The Bank's earnings trended upward from fiscal 1999 ($3.8 million equal to 0.98% of average assets) peaking in fiscal 2002 at a level of $4.9 million, equal to 0.97% of average assets. The earnings growth registered during the fiscal 1999 to 2002 periods reflects the benefit of balance sheet growth and gradual loan portfolio restructuring, which resulted in higher yielding commercial mortgage and construction loans increasing in proportion to total loans. More recently, earnings and profitability subsided to $3.9 million (0.66% of average assets) and $3.8 million (0.63% of average assets) in fiscal 2003 and the twelve months ended March 31, 2004, respectively, as spread compression and a decline in loans-to-assets offset the interim balance sheet growth from an earnings standpoint. Core earnings followed the same trend as non-recurring income and expenses have typically been a limited factor in the Bank's operations. These trends are described more fully below.

Page 1.6

Table 1.2
Abington Bank
Historical Income Statements

	As of the Fiscal Year Ended December 31,
											Twelve Months End. March 31, 2004
	1999		2000		2001		2002		2003
	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)
	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)
Interest Income	$27,253	7.12%	$30,917	7.39%	$32,246	7.05%	$31,627	6.26%	$29,433	5.05%	$29,059	4.87%
Interest Expense	(14,604)	-3.82%	(16,815)	-4.02%	(16,792)	-3.67%	(14,583)	-2.89%	(14,105)	-2.42%	(13,970)	-2.34%

Net Interest Income	$12,649	3.30%	$14,102	3.37%	$15,454	3.38%	$17,044	3.37%	$15,328	2.63%	$15,089	2.53%
Provision for Loan Losses	0	0.00%	0	0.00%	(628)	-0.14%	(500)	-0.10%	(375)	-0.06%	(295)	-0.05%

Net Interest Income after Provisions	$12,649	3.30%	$14,102	3.37%	$14,826	3.24%	$16,544	3.27%	$14,953	2.56%	$14,794	2.48%
Other Operating Income	1,374	0.36%	1,362	0.33%	1,193	0.26%	1,594	0.32%	2,077	0.36%	2,285	0.38%
Operating Expense	(7,992)	-2.09%	(8,842)	-2.11%	(9,470)	-2.07%	(10,610)	-2.10%	(11,472)	-1.97%	(11,557)	-1.94%

Net Operating Income	$6,031	1.58%	$6,622	1.58%	$6,549	1.43%	$7,528	1.49%	$5,558	0.95%	$5,522	0.93%
Net Gain(Loss) on Sale of Property	$(19)	0.00%	$85	0.02%	$1	0.00%	$—	0.00%	$146	0.03%	$91	0.02%
Net Gain(Loss) on Sale of Investments	—	0.00%	—	0.00%	—	0.00%	23	0.00%	—	0.00%	—	0.00%
Net Gain(Loss) on Sale of Loans	—	0.00%	(4)	0.00%	130	0.03%	89	0.02%	44	0.01%	—	0.00%

Total Non-Operating Income/(Expense)	$(19)	0.00%	$81	0.02%	$131	0.03%	$112	0.02%	$190	0.03%	$91	0.02%
Net Income Before Tax	$6,012	1.57%	$6,703	1.60%	$6,680	1.46%	$7,640	1.51%	$5,748	0.99%	$5,613	0.94%
Income Taxes	(2,261)	-0.59%	(2,353)	-0.56%	(2,380)	-0.52%	(2,738)	-0.54%	(1,898)	-0.33%	(1,835)	-0.31%

Net Income (Loss) Before Extraord. Items	$3,751	0.98%	$4,350	1.04%	$4,300	0.94%	$4,902	0.97%	$3,850	0.66%	$3,778	0.63%
Estimated Core Net Income
Net Income	$3,751	0.98%	$4,350	1.04%	$4,300	0.94%	$4,902	0.97%	$3,850	0.66%	$3,778	0.63%
Addback(Deduct): Non-Recurring (Inc)/Exp	19	0.00%	(81)	-0.02%	(131)	-0.03%	(112)	-0.02%	(190)	-0.03%	(91)	-0.02%
Tax Effect (1)	(7)	0.00%	28	0.01%	54	0.01%	46	0.01%	78	0.01%	37	0.01%

Estimated Core Net Income	$3,763	0.98%	$4,297	1.03%	$4,223	0.92%	$4,836	0.96%	$3,738	0.64%	$3,724	0.62%
Memo:
Expense Coverage Ratio (1)	158.27%		159.49%		163.19%		160.64%		133.61%		130.56%
Efficiency Ratio (2)	56.99%		57.18%		56.89%		56.93%		65.91%		66.52%
Effective Tax Rate	37.61%		35.10%		35.63%		35.84%		33.02%		32.69%
(1)
Net interest income divided by operating expenses.
(2)
Operating expenses as a percent of the sum of net interest income and other operating income (excluding gains on sale).

Source: Abington Bank's prospectus.

Page 1.7

  Net Interest Income

        Net interest income steadily grew through fiscal 2002, reflecting the impact of both balance sheet growth and ongoing restructuring of the loan portfolio, however, there was a decline during the most recent fiscal year continuing through the twelve months ended March 31, 2004. Specifically, net interest income increased from $12.6 million in fiscal 1999 to a peak level of $17.0 million in fiscal 2002, before declining to $15.3 million and $15.1 million for fiscal 2003 and the twelve months ended March 31, 2004, respectively. After peaking at 3.38% for fiscal 2001, the Company's net interest income ratio declined to 2.53% for the 12 months ended March 31, 2004.

        The decline in net interest income, both as measured on a dollar basis and as a percentage of average assets, reflects the recent decline in the loans-to-assets ratio, which is due to high prepayments and the resulting increase in lower-yielding securities as the Bank seeks to continue to leverage its capital. In this regard, since the Bank is a portfolio lender, management has been reluctant to compete aggressively in the low interest rate environment which has prevailed over the last several years. Also, the Bank's cost of funds is relatively high as the Bank has sought to achieve its deposit growth objectives in a highly competitive market through a premium pricing on selected deposit accounts.

        The foregoing trends are reflected in the Bank's declining interest rate spreads. Specifically, the Bank's interest rate spread decreased from 3.00% in fiscal 2002, to 2.35% in fiscal 2003 and 2.27% during the three months ended March 31, 2004 (see Exhibit I-4). The initial reinvestment of the offering proceeds should increase net interest income; however, the initial reinvestment yields are expected to depress overall asset yields, interest spreads and the interest income ratio.

  Loan Loss Provisions

        Provisions for loan losses have typically been limited reflecting the Bank's relatively strong asset quality historically and the secured nature of the loan portfolio; the majority of the loan portfolio is secured by real estate collateral in the Bank's local market area, which represents a relatively strong real estate market. Going forward, the Bank will continue to evaluate the adequacy of the level of general valuation allowances ("GVAs") on a regular basis, and establish additional loan loss provisions in accordance with the Company's asset classification and loss reserve policies.

        For the 12 months ended March 31, 2004, loan loss provisions totaled $295,000, or 0.05% of average assets, which is below the level for the prior three fiscal years. The level of loan loss provisions reflects relatively strong asset quality and an absence of material chargeoffs, whereas chargeoffs totaled $298,000 and $760,000 in fiscal 2002 and fiscal 2003, respectively.

  Non-Interest Income

        Non-interest income (i.e., other operating income) has shown an upward trend since fiscal 1999, from $1.4 million to $2.2 million for the 12 months ended March 31, 2004. The increase achieved since the end of fiscal 1999 reflects the introduction and growth of debt cards by the Bank (and the related interchange and other fee income) and to the introduction of overdraft protection on checking accounts, which has proven to be successful in generating fee income for the Bank.

        Notwithstanding the recent growth in non-interest income, the ratio of non-interest income to average assets remains low in comparison to industry averages due in part to competitive conditions prevailing locally and the Bank's historical focus on residential mortgage lending which has traditionally generated limited levels of non-interest income. Management will seek to increase the level of non-interest fee income by continuing to expand fee generating commercial loan and deposit relationships and by increasing non-traditional products and services such as mutual fund and annuity sales. However, growth in the level of non-interest operating income is expected to be gradual.

  Operating Expenses

        The Bank's operating expenses have increased in recent years due to asset growth, emphasis in commercial lending, de novo branching and revenue diversification strategies. Specifically, cost increases reflect increased business volumes facilitated by the employment of seasoned commercial and construction lenders and support staff and the opening of one full service and four limited service branches since the end of fiscal 1999. As a result, since 1999 operating expenses have increased from $8.0 million, or 2.09% of average assets, to $11.6 million, or 1.94% of average assets, for the most recent 12 months. The operating expense ratio has diminished slightly over this time frame primarily reflecting the impact of wholesale leveraging, which increases total assets with minimal impact on operating costs.

Page 1.8

        Operating expenses are expected to increase on a post-offering basis as a result of the expense of the stock-related benefit plans and the costs related to operating as a public company. At the same time, continued balance sheet growth and reinvestment of the offering proceeds should largely offset the anticipated expense increase.

  Non-Operating Income/Expense

        Non-operating income and expenses have had a limited impact on earnings over the last five fiscal years, and have primarily consisted of gains on the sale of property and loans. For the twelve months ended March 31, 2004, non-operating income was comprised of gains on the sale of property totaling $91,000.

  Taxes

        The Bank's average tax rate has been trending downward since the end of fiscal 1999, from 36.61% to 32.69% for the twelve months ended March 31, 2004.

        During fiscal 1996, the Bank formed a subsidiary known as ASB Investment Company ("ASB"), which holds the majority of investment securities. Investment income generated by this special purpose investment subsidiary is not included in the Bank's Pennsylvania taxable income. Accordingly, the Bank believes that it has largely eliminated its future state tax liability through this tax planning strategy and estimates that its current effective tax rate is 34%, solely reflecting federal corporate taxation.

  Efficiency Ratio

        The Bank's efficiency ratio has been less favorable over the last fifteen months largely due to (1) the increase in the operating expense ratio as the Bank expanded and pursued diversification and (2) a concurrent reduction in the ratio of net interest income due to spread compression. Specifically, the efficiency ratio increased from 56.9% in fiscal 2002 to 66.5% for the 12 months ended March 31, 2004. On a post-offering basis, the efficiency ratio may show some slight improvement, although low reinvestment yields may limit the benefit.

Interest Rate Risk Management

        The primary aspects of the Bank's interest rate risk management include:

    •
    Diversifying portfolio loans into other types of shorter-term or adjustable rate lending, including commercial and construction lending;

    •
    Maintaining an investment portfolio, comprised of high quality, liquid securities and maintaining an ample balance of securities classified as available for sale;

    •
    Promoting transaction accounts and, when appropriate, longer term CDs;

    •
    Utilizing longer-term borrowing when such funds are attractively priced relative to deposits and prevailing reinvestment opportunities;

    •
    Maintaining a strong capital level;

    •
    Increasing non-interest income;

    •
    Limiting investment in fixed assets and other non-earnings assets;

    •
    Potentially selling a portion of the fixed rate mortgage loans originated based on risk and profitability considerations; and

    •
    Utilizing interest rate swaps to lengthen the duration of liabilities and shorten the duration of assets.

        The rate shock analysis as of March 31, 2004 (see Exhibit I-5) reflects a modest liability sensitive position with the net portfolio value ("NPV") declining by a 99 basis points pursuant to a positive 200 basis point instantaneous and permanent rate shock, resulting in a post-shock NPV ratio equal to 10.26%. However, in addition to modeling the NPV ratio, the Bank also projects the potential changes to its net interest income ("NII") for a twelve month period under rising and falling interest rate scenarios. Pursuant to a positive 200 basis point instantaneous and permanent rate shock, the Bank's net interest income is projected to increase by 5.84% relative to the base case levels, indicating an asset sensitive position over this shorter term horizon.

Page 1.9

        Overall, the data provides mixed results, as the impact to the Bank's NPV suggests that rising rates would adversely impact it over the long term but net interest income would be positively impacted over the short term (i.e., over the next 12 month period). At the same time, there are numerous limitations inherent in such analyses such as the credit risk of Bank's loans pursuant to changing interest rates. Additionally, such analyses do not measure the impact of changing spread relationships as interest rates among various asset and liability accounts rarely move in tandem (i.e., Bank has recently experienced spread compression in a declining rate environment as loans repriced downward more rapidly than CDs and the pricing of transaction and savings accounts changed relatively modestly in comparison to the rates on government securities and other major money market rates).

Lending Activities and Strategy

        Historically, the Bank's primary emphasis was the origination of 1-4 family residential mortgages. More recently, the Bank shifted its focus to higher yielding lending, including: commercial real estate loans; multi-family real estate loans; home equity loans; and construction loans. The Bank's current lending strategy has been developed to take advantage of: (1) the Bank's historical strengths in the areas of permanent and construction residential mortgage lending; and (2) the relatively favorable long-term business and economic environments prevailing in the Bank's markets for small business lending.

        The Bank's lending operations consists of two principal segments as follows: (1) residential mortgage lending; and (2) commercial and construction in conjunction with the intensified efforts to become a full-service community bank. Details regarding the Bank's loan portfolio composition and characteristics are included in Exhibits I-6, I-7 and I-8. As of March 31, 2004, permanent first mortgage loans secured by residential properties totaled $227.0 million, equal to 56.8% of total loans, while construction loans, primarily secured by residential properties under construction, represented another 17.6%. Commercial real estate and multi-family together approximated 15.1% of total loans, while home equity loans equaled 7.3% of loans. Non-mortgage lending remains modest overall and equals 3.3% of total loans.

  Residential Lending

        As of March 31, 2004, residential mortgage loans equaled $227.0 million, or 56.8% of total loans; adjustable rate residential mortgage loans approximated $7.3 million as of March 31, 2004. The Bank originates both fixed rate and adjustable rate 1-4 family loans. However, owing to market demand, fixed rate loans comprise the bulk of the Bank's loan originations.

        The Bank originates 1-4 family loans up to a loan-to-value ("LTV") ratio of 95%, with private mortgage insurance ("PMI") being required for loans in excess of a 80% LTV ratio. The substantial portion of 1-4 family mortgage loans have been originated by the Bank and are secured by residences in the local market.

        As a complement to the 1-4 family permanent mortgage lending activities, the Bank also offers home equity loans including fixed rate amortizing term loans ("HELs") as well as variable rate lines of credit ("HELOCs"). Such loans typically have shorter maturities and higher interest rates than traditional 1-4 family lending. HELOCs approximated $29.2 million as of March 31, 2004, while home equity loans totaled approximately $16.5 million (this figure is included in the 1-4 family mortgage loan balance). When combined with the first mortgage loan, the Bank will make home equity loans up to 90% LTV.

  Multi-Family and Commercial Mortgage Lending

        Multi-family and commercial mortgage lending has been an area of portfolio diversification for the Bank. Such loans are typically secured by properties in southeastern Pennsylvania and are generally originated by the Bank but may include participation interests purchased from other local lenders. As of March 31, 2004, multi-family and commercial mortgage loans equaled $60.3 million (15.1% of loans). All such loans originated by the Bank are secured by properties in Pennsylvania, with the majority located in southeastern Pennsylvania.

        Multi-family and commercial mortgage loans are typically offered with fixed rates of interest for the first 5 years of the loan, which are then subject to call provision or rate adjustment. Such loans typically possess terms ranging from 1 to 5 years, with amortization periods of 5 to 30 years, and loan-to-value ratios of up to 80%, and target a debt-coverage ratio of at least 1.2 times.

        The typical commercial or multi-family loans that the Bank will be seeking to make will have a principal balance in the range of $50,000 to $3 million, but may be larger, particularly if the loan is well-collateralized or extended to a very credit-worthy borrower. Multi-family and commercial real estate loans are secured by office buildings, retail and industrial use buildings, apartments and other structures such as strip shopping centers, retail shops and various other properties. Most income producing property loans originated by the Bank are

Page 1.10

for the purpose of financing existing structures rather than new construction. Such loans will be typically be collateralized by local properties.

  Construction Loans

        Construction lending has expanded over the last several years reflecting the Bank's portfolio diversification efforts. The Bank originates in-market residential and commercial construction loans to shorten the average duration of assets, and support asset yields. The Bank generally limits such loans to known builders and developers with established relationships with the Bank. The majority of the Bank's construction lending is in Montgomery and Bucks Counties. Construction loans generally have variable rates of interest, terms of up to 2 years (but most typically 12 months) and LTV ratios up to 80%.

  Non-Mortgage Lending

        The Bank's efforts to increase commercial lending have primarily centered around the development of real estate secured relationships, as non-mortgage commercial and industrial loans remains limited. As of March 31, 2004, commercial business loans totaled $9.6 million, equal to 2.4% of total loans. The Bank offers commercial loans to sole proprietorships, professional partnerships and various other small businesses. The types of commercial loans offered include lines of credit and business term loans. Most line of credit and business term loans are secured by real estate and other assets such as inventory or accounts receivable.

        Consumer loans are generally offered to provide a full line of loan products to customers and typically include student loans, loans on deposits, auto loans, and unsecured personal loans. As of March 31, 2004, consumer loans totaled $3.4 million, equal to 0.9% of total loans.

  Loan Originations, Purchases and Sales

        Exhibit I-9, which shows the Bank's loan originations/purchases, repayments and sales over the past three fiscal years, highlights the Bank's recent emphasis on commercial mortgage, construction and home equity lending. In this regard, loan originations excluding 1-4 permanent residential mortgage loans (but including home equity loans) have increased from $46.3 million in fiscal 2001, to $78.6 million in fiscal 2003. In dollar terms, multi-family and commercial mortgage and construction loan originations and purchases have increased from $35.9 million in fiscal 2001, to $57.0 million in fiscal 2003.

        Overall loan originations and purchases have fluctuated based primarily on market factors including the interest rate environment. For the fiscal 2001, 2002 and 2003, total loan originations equaled $110.6 million, $147.0 million and $170.8 million, respectively. For the three months ended March 31, 2004, loan originations equaled $27.7 million, which falls at the lower end of the range exhibited over the last three fiscal years on an annualized basis, as refinancing has abated as rates have trended upward in the first quarter. As a portfolio lender, loan sales have been limited, and have primarily consisted of the sale of participation interests in commercial mortgage loans in recent periods.

Asset Quality

        The Bank's asset quality has historically been strong and the level of non-performing assets ("NPAs") is low currently. As reflected in Exhibit I-10, the NPA balance was $354,000, equal to 0.06% of assets, consisting of non-accruing loans ($131,000) and accruing loans 90 days or more past due ($223,000). The ratio of allowances to total loans equaled 0.41% while reserve coverage in relation to NPAs equaled 424.58% (see Exhibit I-11).

        To track the Bank's asset quality and the adequacy of valuation allowances, the Bank has established detailed asset classification policies and procedures which are consistent with regulatory guidelines. Detailed asset classifications are reviewed monthly by senior management and the Board. Additionally, the Bank has retained an independent loan review firm to perform a review of newly originated residential mortgage and consumer loans as well as annual review of commercial, multi-family and construction loans. Pursuant to these procedures, when needed, the Bank establishes additional valuation allowances to cover anticipated losses in classified or non-classified assets. Such reviews are conducted by management on at least a quarterly basis.

Funding Composition and Strategy

        Deposits have consistently been the Bank's primary source of funds. As of March 31, 2004, deposits totaled $372.4 million, which reflects 7.6% compounded annual growth since the end of fiscal 1999. As discussed previously, deposit growth was particularly strong

Page 1.11

through fiscal 2002 as the Bank sought to fund retail loan growth through retail deposits. Moreover, deposit growth was facilitated by the opening of one full service offices and four limited service facilities since the end of fiscal 1999, reflecting management's intent to build the Bank's franchise and leverage capital. Management believes that the Bank's deposit pricing places the Bank in the upper end of the local competition, which it believes necessary to meet current and future growth objectives.

        Lower costing savings and transaction accounts totaling $202.4 million comprised approximately 54% of the Bank's deposits at March 31, 2004 (see Exhibit I-12). The proportion of savings and transaction accounts reflects a modest increase since fiscal 1999 partially as a result of implementation of the community bank strategy. The balance of the deposit base is comprised of CDs, the majority of which have remaining maturities of one year or less. As of March 31, 2004, CDs with balances equal to or in excess of $100,000 equaled $61.4 million.

        As of March 31, 2004, borrowed funds totaled $176.0 million, consisting primarily of FHLB advances and modest balances of retail repurchase agreements, which is a vehicle which essentially enables the Bank to offer interest on the overnight deposits of its commercial customers. The level of borrowings reflects a growth trend since fiscal 1999 as the Bank has sought to leverage the capital, particularly in the absence of retail loan growth in the most recent year. In the future, the Bank may utilize FHLB advances more heavily in several ways as follows: (1) may "pre-fund" the anticipated offering proceeds, and repay such advances with the offering proceeds; and (2) in connection with potential leveraging and/or interest rate risk management strategies, particularly if interest rates begin to increase.

Subsidiary

        The Bank has one subsidiary, ASB, which was formed in 1996, for the purpose of retaining a portion of the Bank's investment securities with the objective of minimizing the state tax liability.

Legal Proceedings

        Other than the routine legal proceedings that occur in the Bank's ordinary course of business, the Bank is not involved in litigation which is expected to have a material impact on the Bank's financial condition or operations.

Page 1.12

II. MARKET AREA

Introduction

        Chartered in 1867 and operating continuously since that time in Montgomery County, Pennsylvania, the Bank currently conducts operations out of its main office in Jenkintown, Pennsylvania, and a total of nine branch offices in Montgomery County and two newly-established offices in adjacent Bucks County, Pennsylvania. The Bank's main office is located approximately 10 miles north of downtown Philadelphia. Both counties where the Bank operates branches are included in the Philadelphia Primary Metropolitan Statistical Area ("PMSA"); the PMSA also encompasses two additional nearby counties in Pennsylvania and four counties in New Jersey.

        The Philadelphia PMSA is the nation's fourth largest metropolitan area in terms of total population. Based on 2000 census data, the PMSA population was estimated at 5.0 million. The two counties served by the Bank's branches had a total population of 1.4 million. The Philadelphia area economy is typical of most large Northeast and Midwest cities where the traditional manufacturing-based economy has diminished somewhat in favor of service sector growth. The service employment growth has enhanced the PMSA's economic diversity, and regional employment today is derived from several employment sectors.

        Montgomery and Bucks Counties are bedroom communities for commuters to nearby Philadelphia, although local employment has continued to grow as many businesses have found suburban locations to be attractive given the proximity to highly educated and affluent residents. The economy of the Bank's market has become increasingly diverse as the Philadelphia metropolitan area has grown based on several factors including: (1) the location in the heart of the Boston-to-Richmond megalopolis, coupled with its convenience to the Philadelphia core city area; (2) the presence of a highly educated workforce which is supported by a high quality public education system and presence of a variety of colleges and universities locally; and (3) diversity of the local economy as traditional employers in the manufacturing and financial services industry have been bolstered by growth in the life sciences and healthcare industries as well as the information technology and communication sectors.

        The Philadelphia PMSA today is a major center for financial services, and Abington Bank competes with a number of very large financial institutions that are either headquartered or maintain office networks in southeastern Pennsylvania. Some of the larger commercial banks operating in the PMSA include Wachovia, PNC Bank Corp and Citizens Bank. Abington Bank also competes with a number of large savings institutions who maintain branches in or are headquartered in southeastern Pennsylvania, including Sovereign Bank and Willow Grove Bank. Overall, the magnitude of the competition that Abington Bank faces is apparent with more than 600 financial institution branches in Montgomery and Bucks (excluding credit unions). These numbers do not include competition from mortgage banking companies, investment houses, mutual funds and other sources.

        The Bank intends to continue expanding its regional branch office network but the are no specific expansion plans at this time. Moreover, the Bank will continue to consider growth through the acquisition of branches or whole institutions if such opportunities should arise. A map showing the Bank's office coverage is set forth below and details regarding the Bank's offices and recent trends with respect to market interest rate levels are set forth in Exhibit II-1 and II-2, respectively.

Page 2.1

Table 2.1
Abington Bank
Map of Branch Locations

        Future growth opportunities for Abington Bank depend on the future growth and stability of the regional economy, demographic growth trends, and the nature and intensity of the competitive environment. These factors have been briefly examined in the following pages to help determine the growth potential that exists for the Bank and the relative economic health of Abington Bank's market area. The growth potential and the stability provided by the market area have a direct bearing on the market value of the Bank and will be factored into our valuation analysis accordingly.

Market Area Demographics

        Growth trends for Montgomery and Bucks Counties were moderate, exceeding the average for the state and the metropolitan area but falling slightly below the national average (see Table 2.2). Overall, Montgomery and Bucks Counties appear to provide relatively attractive growth potential for the Bank as both counties: (1) demonstrate relatively strong population and household growth trends; and (2) exhibit above average wealth in terms of income levels and median home value. Importantly, the generally favorable characteristics exhibited by Abington Bank's markets has also been perceived by other financial institutions which has intensified the level of competition as well.

        The size and scope of the Montgomery and Bucks County markets is evidenced by the demographic data in Table 2.2 which shows that as of 2003, the total population of Montgomery and Bucks Counties was 773,000 and 614,000, respectively, resulting in an aggregate population base of 1.4 million for the targeted market area overall. As referenced above, population growth has been in the range of 1% annually over the last several years reflecting the attractiveness of the area as an area to live and work. Growth in households has paralleled trends with respect to population, as household growth rates for Montgomery and Bucks Counties increased at slightly greater than a 1% annual pace.

Page 2.2

        Median household and per capita income levels in the markets served by the Bank ($70,584 for Montgomery County and $68,519 for Bucks County as of 2003) are highly favorable in comparison to both the state and national averages ($46,158 and $46,615 respectively). Likewise, per capita income levels as of 2003 equaled $37,021 and $32,474 for Montgomery and Bucks Counties, respectively, which are also well above the state and national

Table 2.2
Abington Bank
Summary Demographic Data

	Year			Growth Rate
	2000	2003	2008	2000-2003	2003-2008
Population (000)
United States	281,422	291,628	309,303	1.2%	1.2%
Pennsylvania	12,281	12,381	12,521	0.3%	0.2%
Bucks County	598	614	640	0.9%	0.8%
Montgomery County	750	773	809	1.0%	0.9%
Households (000)
United States	105,480	109,362	117,074	1.2%	1.4%
Pennsylvania	4,777	4,840	4,964	0.4%	0.5%
Bucks County	219	226	240	1.1%	1.2%
Montgomery County	286	296	314	1.1%	1.2%
Median Household Income ($)
United States	$42,729	$46,615	$54,319	2.9%	3.1%
Pennsylvania	40,545	46,158	56,155	4.4%	4.0%
Bucks County	60,414	68,519	83,907	4.3%	4.1%
Montgomery County	61,538	70,584	87,040	4.7%	4.3%
Per Capita Income — ($)
United States	$21,587	$24,733	$27,656	4.6%	2.3%
Pennsylvania	20,880	24,819	26,849	5.9%	1.6%
Bucks County	27,430	32,474	35,931	5.8%	2.0%
Montgomery County	30,898	37,021	38,386	6.2%	0.7%
2003 HH Income Dist.(%)	Less Than $25,000	$25,000 to 50,000	$50,000 to 100,000	$100,000 to 150,000	$150,000 +
United States	25.5	27.8	30.5	10.1	6.0
Pennsylvania	26.3	27.6	31.0	9.8	5.3
Bucks County	12.8	20.6	37.4	17.9	11.3
Montgomery County	12.7	20.0	35.9	17.6	13.8

Source: ESRI Business Information Solutions and Claritas.

aggregates. Household income distribution patterns provide empirical support for earlier statements regarding the affluent nature of the Bank's market as approximately 30% of all households had income levels in excess of $100,000 annually in 2003. The relatively high levels of personal income and expected income growth are evidence of the strong fundamentals of the local economy.

Page 2.3

Summary of Local Economy

  Local Economy

        The economy of the Bank's markets is relatively diverse and has several large components. Employment data indicates that the education, health and social services are the most prominent sector, comprising approximately 20% to 25% of total employment. The next largest component of the economy of the market area is manufacturing, which approximate 10% to 15% of total employment, followed by professional, scientific and related enterprises (approximating 13% of employment) and finance insurance, real estate and leasing ("FIRE") (approximating 10% of total employment).

        Growth sectors of the local economy included the life science and healthcare industries, whose expansion has been fostered by the presence of major research universities locally and a highly educated technically proficient workforce. Similarly, growth in information technology and communications industries is reflective of many of these same factors. The market area's core industries with emphasis on those which are perceived to be supporting future growth have been described below.

        Financial Services.    The financial services sector has always been an important element of the economy of the Philadelphia metropolitan area and continues to be important to this day. As reflected in Table 2.3, Montgomery County has several well-known insurers with major operations there including Prudential (Dresher employing 3,200), Aetna US Healthcare (Blue Bell employing 3000) and GE Financial Assurance (Fort Washington employing 1,200). Moreover, the Vanguard Group is the largest employer in nearby Chester County with over 8,000 employees and there are numerous other large financial services industry employers within Philadelphia and the surround metropolitan area.

Page 2.4

Table 2.3
Abington Bank
Largest Employers in Montgomery County

Company	Employment	City	Product/Service
Merck & Co.	11,000	West Point	Pharmaceutical Preparations and Commercial Physical Research
Unisys Corporation	4,000	Blue Bell	Computer Integrated Systems Design
Abington Memorial Hospital	4,000	Abington	Hospitals, General Medical & Surgical
Prudential	3,200	Dresher	Life Insurance
Aetna U.S. Healthcare	3,000	Blue Bell	Hospital and Medical Service Plans
MSSC Company	2,800	Glenside	Search and Navigation Equipment
Lockheed Martin	2,700	King Of Prussia	Computer Integrated Systems Design
Aventis Pharmaceuticals Inc	2,500	Collegeville	Pharmaceutical Preparations
McNeil Consumer Health Care	2,000	Ft. Washington	Pharmaceutical Preparations
Wyeth Pharmaceutical and Research	2,000	Collegeville	Pharmaceutical Preparations
Lankenau Hospital	1,600	Wynnewood	Hospitals, General Medical & Surgical
IMS Health	1,600	Plymouth Meeting	Commercial Nonphysical Research
Aventis Bio-Services	1,500	King of Prussia	Biological Products
Ford Electronics/Visteon	1,500	Lansdale	Electronic Components, Motor Vehicle Parts
GE Financial Assurance	1,200	Ft. Washington	Fire, Marine, and Casualty Insurance
Teva Pharmaceuticals USA	1,200	North Wales	Pharmaceutical Preparations
Rohm and Haas Company	1,100	Springhouse	Commercial Physical Research
Glaxosmithkline	1,000	King of Prussia	Commercial Physical Research, Medicinals and Botanicals
SPS Technologies Inc	1,000	Jenkintown	Fabricated Products, Bolts, Nut, Rivets, and Washers
Fleet National Bank	1,000	Horsham	National Commercial Banks
Quest Diagnostics	1,000	Norristown	Medical Laboratories
Johnson & Johnson	900	Springhouse	Commercial Physical Research, Pharmaceutical Preparations

Sources: D&B MarketPlace 2002
                Harris Infosource 2002
                Philadelphia Business Journal Book of Business Lists 2003
Compiled by: PECO Energy Economic and Business Development

Page 2.5

Table 2.3 (Continued)
Abington Bank
Largest Employers in Bucks County

Company	Employment	City	Product/Service
St. Mary Medical Center	2,000	Langhorne	Medical & Surgical Hospital
Rohm and Haas	1,500	Bristol	Biotechnology & Drugs, Commercial Physical Research
Woods Services	1,475	Langhorne	Healthcare Facilities — Residential Care
Grandview Hospital	1,400	Quakertown	Medical & Surgical Hospital
Kmart Warehouse/Distribution	1,200	Fairless Hills	General Warehousing and Storage
Bucks County Community College	1,100	Newtown	Junior College
Nooter Construction	1,000	Bensalem	Indutrial Construction Contracting
Sears Roebuck	1,000	Bensalem	Customer Service Call Center
Doylestown Hospital	985	Doylestown	Medical & Surgical Hospital
Philadelphia Park Racetrack	800	Bensalem	Horse Racetrack
TEVA Pharmaceuticals	800	Sellersville	Biotechnology & Drugs
Penn Engineering and Manufacturing	790	Doylestown	Fabricated Products
Bucks County Courier Times	700	Levittown	Newspaper Publishing
Express Scripts	700	Bensalem	Prescription Fulfillment
Pem Fastening Systems	700	Danboro	Manufactures Fastners, spacers
Lockheed Martin	650	Newtown	Aerospace & Defense — Guided Missiles & Space Vehicles
Simon & Schuster Inc	650	Bristol	Distributes Books
Advertising Specialty Inst	600	Langhorne	Magazine Directory Publishing
ASI Inc	600	Trevose	Catalog & Magazine Publishing
Bucks County Community College	600	Newtown	College
Charming Shoppes	600	Bensalem	Women' s Clothing Stores
GE Betz	600	Langhorne	Manufactures Chemicals
Reit Lubricants	600	Warminster	Distributes Industrial Libricants
Hubbell-Columbia Lighting	575	Bristol	Manufactures Lighting
Draeger Medical Inc	550	Telford	Manufactures Medical Equipment
Tenet Health System — Warminster Hospital	500	Warminster	Healthcare Facilities
Ametek, US Gauge	500	Sellersville	Process Control Instruments
CC3	500	Warminster	Data Management
W. Atlee Burpee & Co.	500	Warminster	Seed Packaging
Jones Apparel Group	400	Bristol	Women's and Misses' Outerwear Mfg.
Calkins Newspapers	375	Doylestown	Newspapers

Sources: D&B MarketPlace 2002
                Harris Infosource 2002
                Philadelphia Business Journal Book of Business Lists 2003
Compiled by: PECO Energy Economic and Business Development

Page 2.6

        Bio-technology and Pharmaceutical Industries.    The Philadelphia metropolitan area is one of the leading regions of the world for biotech and pharmaceutical research and development. In this regard, 80% of the world's largest pharmaceutical companies have a presence in the region including such market leaders as Wyeth, GlaxoSmithKline, Merck, Pfizer, Aventis, AstraZeneca, Centocor, and Cephalon.

        Such companies have established operations in the Philadelphia area owing to the presence of critical infrastructure including the presence or world class universities and research centers, an extensive pool of highly educated talent, the availability of venture capital, and a supportive business environment.

        The market area as one of the most attractive residential locations in the Philadelphia region has garnered a disproportionate share of the Bio-technology and pharmaceutical activity, particularly in Montgomery County where Merck employs 11,000 at a major manufacturing research facility, while other such companies as Aventis, McNeil Consumer Health Johnson and Johnson and Teva Pharmaceuticals employ thousands of additional workers.

        Health Care.    Many of the same factors leading to the growth of the bio-tech and pharmaceuticals industries have also made the market area a center for health care. In this regard, there are a variety of primary and secondary health care facilities in the market area with Abington Hospital (4,000 employees) and St. Mary's Medical Center (2,000 employees) being among the largest.

        Science and Technology.    The Philadelphia area is a center for science and technology employment, supported by the 42,000 engineers, 25,000 scientists and 61,000 computer professionals who work in the metropolitan area. Additionally, area colleges graduate 55,000 each year to bolster the available pool of educated workers. Furthermore, the area's high concentration of major science, technology and large businesses that utilize technology (e.g., Lockheed Martin, Boeing, SAP, SCT, GlaxoSmith Kline, Merck, the U.S. Navy and others) has created numerous spin-off business opportunities, supports cluster development and act as magnets for other companies to locate to the market area.

        The market area has substantial employment in the science and technology fields. For example, Unisys is the second largest employer in Montgomery County and is primarily involved with computer integrated systems designs. Lockheed Martin also based in Montgomery County and employs 2,700 workers in a similar business line.

Unemployment Trends

        Unemployment trends in the market area and Pennsylvania are displayed in Table 2.4. The Montgomery and Bucks County unemployment rates are typically lower than state and national averages, which is consistent with historical trends and is reflective of the relative strength and vitality of the targeted market area. Additionally, unemployment rates in the market area have been trending downward reflecting favorable economic trends, both locally, regionally and nationally.

Table 2.4
Abington Bank
Market Area Unemployment Trends

	As of December
	2000	2001	2002	2003
United States (1)	3.9%	5.7%	6.0%	5.7%
Pennsylvania	3.7	4.8	5.4	4.7
Bucks County	3.6	3.9	4.3	3.9
Montgomery County	2.4	3.5	4.1	3.7
    (1)
    Seasonally adjusted.

    Sources: U.S. Bureau of Labor Statistics.

Page 2.7

Market Area Deposit Characteristics

        Competition among financial institutions in the Bank's market is significant. As larger institutions compete for market share to achieve economies of scale, the environment for the Bank's products and services is expected to become increasingly competitive. Community-sized institutions such as Abington Bank typically compete with larger institutions on pricing or operate in a "niche" that will allow for operating margins to be maintained at profitable levels. The Bank's business plan reflects elements of both strategies.

        Table 2.5 displays deposit market trends over recent years for Montgomery and Bucks Counties. Annual deposit growth in Montgomery and Bucks Counties over the last several years has approximated 8% and 12%, respectively. The market is dominated by commercial banks which hold an approximate 64% market share in both Montgomery and Bucks County. Competition for deposits in Pennsylvania in general is intense, as the overall size and stability of the Pennsylvania market makes it very attractive to financial institutions. Several large superregional institutions operate in the Bank's markets as well as a relatively large number of community banks. The Bank's annual deposit growth approximated 10% during the period covered in Table 2.5, which is slightly in excess of the average for Montgomery County overall. Such growth is consistent with the Bank's growth objectives through de novo branching and competitive pricing.

        The data in Table 2.5 also shows that the market presence of locally owned and operated institutions is relatively limited (i.e., institutions headquartered in Montgomery or Bucks Counties). Specifically, the locally-based financial institutions have been reflected in the shaded rows in Table 2.5, and while they are relatively large in number, their overall share of the deposit market is comparatively small. Specifically, the market share for locally-based institutions in Montgomery and Bucks Counties equaled 34.2% and 39.8%, respectively, thus indicating that the market is dominated by out-of-market financial institutions, who possess more than 60% of all deposits in the aggregate. Moreover, the Bank's market area is highly concentrated as the six of the seven largest institutions in Montgomery County were based out-of-market and held 54% of the total deposits while four of the five largest institutions in Bucks County were based out-of-market and held 39% of the deposit market.

        The proceeds from the minority stock offering will enhance the Bank's competitiveness by providing increased operating flexibility, including de novo branching, focus on cross-selling and marketing and potential acquisition.

Page 2.8

Table 2.5
Abington Bank
Bucks County Deposit Detail

						Total Deposits as of June 30,
			HQ State		# of Brchs				Market Share as of 2003	2001-2003 CAGR
Company Name	Company Name	Headquarters City		Type		2001	2002	2003
						($000)	($000)	($000)	(%)	(%)
Wachovia Corp.	Wachovia Bank NA	Charlotte	NC	B	64	$1,557,222	$1,615,641	$1,762,164	18.93%	6.38%
Royal Bank of Scotland Group	Citizens Bank of PA	Philadelphia	PA	S	12	$478,942	$528,275	$781,805	8.40%	27.76%
First Savings Bank of Perkasie	First Savings Bank of Perkasie	Perkasie	PA	S	7	$478,035	$523,400	$559,565	6.01%	8.19%
Sovereign Bancorp Inc.	Sovereign Bank	Wyomissing	PA	T	12	$439,842	$425,183	$554,445	5.96%	12.27%
Commerce Bancorp Inc.	CommerceBank/Pennsylvania NA	Philadelphia	PA	B	13	$120,861	$337,660	$542,989	5.83%	111.96%
FNB Bancorp Inc.	First National B&TC of Newtown	Newtown	PA	B	16	$437,841	$479,528	$533,113	5.73%	10.34%
PNC Financial Services Group	PNC Bank NA	Pittsburgh	PA	B	16	$538,324	$528,419	$522,620	5.61%	-1.47%
Bank of America Corp.	Fleet National Bank	Providence	RI	B	21	$545,968	$537,067	$510,811	5.49%	-3.27%
Univest Corp. of Pennsylvania	Univest Natl Bank & Trust Co.	Souderton	PA	B	19	$352,541	$396,151	$441,525	4.74%	11.91%
First FS&LA of Bucks Cnty	First FS&LA of Bucks Cnty	Bristol	PA	T	7	$311,555	$369,233	$404,841	4.35%	13.99%
National Penn Bancshares Inc.	National Penn Bank	Boyertown	PA	B	13	$291,119	$334,701	$379,831	4.08%	14.22%
Fulton Financial Corp.	Premier Bank	Doylestown	PA	B	4	$237,417	$308,452	$341,753	3.67%	19.98%
QNB Corp.	Quakertown National Bank	Quakertown	PA	B	7	$238,827	$278,466	$317,521	3.41%	15.30%
Harleysville National Corp.	Harleysville National B&TC	Harleysville	PA	B	6	$155,856	$177,532	$185,380	1.99%	9.06%
Semperverde Holding Company	Firstrust Savings Bank	Conshohocken	PA	S	5	$167,931	$152,655	$175,319	1.88%	2.18%
William Penn S&LA	William Penn S&LA	Levittown	PA	T	3	$128,836	$156,600	$173,424	1.86%	16.02%
Fox Chase Bank	Fox Chase Bank	Hatboro	PA	T	2	$111,612	$132,619	$163,082	1.75%	20.88%
TF Financial Corp.	Third FSB	Newtown	PA	T	5	$120,851	$145,210	$150,864	1.62%	11.73%
PSB Bancorp Inc.	First Penn Bank	Philadelphia	PA	B	1	$133,491	$117,812	$150,064	1.61%	6.03%
M&T Bank Corp.	Manufacturers & Traders TC	Buffalo	NY	B	6	$148,583	$165,406	$134,381	1.44%	-4.90%
Hatboro Federal Savings FA	Hatboro Federal Savings FA	Hatboro	PA	T	2	$104,492	$121,785	$125,901	1.35%	9.77%
Willow Grove Bncp Inc.	Willow Grove Bank	Maple Glen	PA	T	4	$74,891	$82,488	$91,030	0.98%	10.25%
Earthstar Bank	Earthstar Bank	Upper Southampton	PA	B	1	$24,269	$57,944	$77,239	0.83%	78.40%
Beneficial Mutual Savings Bank	Beneficial Mutual Savings Bank	Philadelphia	PA	S	2	$59,813	$58,978	$61,649	0.66%	1.52%
Fidelity S&LA of Bucks Cnty	Fidelity S&LA of Bucks Cnty	Bristol	PA	T	2	$51,047	$51,346	$53,450	0.57%	2.33%
Yardville National Bancorp	Yardville National Bank	Yardville	NJ	B	1	$27,377	$31,717	$40,927	0.44%	22.27%
Quaint Oak Savings Bank	Quaint Oak Savings Bank	Southampton	PA	S	1	$18,549	$23,263	$34,291	0.37%	35.97%
Huntingdon Valley Bank	Huntingdon Valley Bank	Huntingdon Valley	PA	S	2	$31,616	$30,258	$28,717	0.31%	-4.69%
Croydon Savings Bank	Croydon Savings Bank	Croydon	PA	S	1	$4,956	$6,062	$6,432	0.07%	13.92%
Leesport Financial Corp.	Madison Bank	Blue Bell	PA	B	1	$2,085	$2,225	$3,526	0.04%	30.04%

Abington Savings Bank	Abington Savings Bank	Jenkintown	PA	S	2	$0	$0	$222	0.00%	N.M.

Mellon Financial Corp.	Mellon Bank NA	Pittsburgh	PA	B	1	$0	$13,298	$0	0.00%	N.M.
Susquehanna Bancshares Inc.	Equity Bank	Marlton	NJ	B	1	$0	$0	$0	0.00%	N.M.

						$7,394,749	$8,189,374	$9,308,881	100.00%	12.20%

Source: SNL Securities.

Page 2.9

Table 2.5 (continued)
Abington Bank
Montgomery County Deposit Detail

						Deposits in List
Holding Company Name			HQ State		# of Brchs				Market Share as of 2003	2001-2003 CAGR
	Bank Subsidiary Name	Headquarters City		Type		06/01	06/02	06/03
						($000)	($000)	($000)	(%)	(%)
Wachovia Corp.	Wachovia Bank NA	Charlotte	NC	B	82	$2,051,846	$2,117,810	$2,286,857	15.11%	5.57%
Royal Bank of Scotland Group	Citizens Bank of PA	Philadelphia	PA	S	45	$1,560,037	$1,631,277	$2,154,892	14.24%	17.53%
PNC Financial Services Group	PNC Bank NA	Pittsburgh	PA	B	41	$1,534,745	$1,451,884	$1,376,611	9.10%	-5.29%
Harleysville National Corp.	Harleysville National B&TC	Harleysville	PA	B	18	$974,569	$1,086,225	$1,172,463	7.75%	9.68%
Commerce Bancorp Inc.	CommerceBank/Pennsylvania NA	Philadelphia	PA	B	18	$388,968	$596,082	$963,853	6.37%	57.42%
Sovereign Bancorp Inc.	Sovereign Bank	Wyomissing	PA	T	27	$624,353	$658,594	$763,415	5.04%	10.58%
Bank of America Corp.	Fleet National Bank	Providence	RI	B	24	$660,826	$652,707	$703,953	4.65%	3.21%
Univest Corp. of Pennsylvania	Univest Natl Bank & Trust Co.	Souderton	PA	B	19	$650,480	$670,602	$649,119	4.29%	-0.10%
Royal Bancshares of PA	Royal Bank of Pennsylvania	Narberth	PA	B	7	$328,353	$455,110	$450,344	2.98%	17.11%
Willow Grove Bncp Inc.	Willow Grove Bank	Maple Glen	PA	T	7	$380,375	$393,819	$428,038	2.83%	6.08%
Semperverde Holding Company	Firstrust Savings Bank	Conshohocken	PA	S	7	$407,537	$405,435	$408,442	2.70%	0.11%
National Penn Bancshares Inc.	National Penn Bank	Boyertown	PA	B	16	$340,045	$368,533	$389,755	2.58%	7.06%
Harleysville Savings Financial	Harleysville Savings Bank	Harleysville	PA	S	5	$343,364	$359,364	$388,992	2.57%	6.44%

Abington Savings Bank	Abington Savings Bank	Jenkintown	PA	S	10	$298,511	$330,924	$363,170	2.40%	10.30%

Bryn Mawr Bank Corp.	Bryn Mawr Trust Company	Bryn Mawr	PA	B	5	$240,514	$280,012	$330,697	2.19%	17.26%
Susquehanna Bancshares Inc.	Equity Bank	Marlton	NJ	B	4	$288,763	$263,835	$304,342	2.01%	2.66%
Beneficial Mutual Savings Bank	Beneficial Mutual Savings Bank	Philadelphia	PA	S	5	$179,565	$189,135	$201,530	1.33%	5.94%
Ambler Savings Bank	Ambler Savings Bank	Ambler	PA	S	2	$160,781	$169,509	$184,186	1.22%	7.03%
Hatboro Federal Savings FA	Hatboro Federal Savings FA	Hatboro	PA	T	1	$133,607	$154,095	$164,053	1.08%	10.81%
Leesport Financial Corp.	Madison Bank	Blue Bell	PA	B	7	$124,064	$135,152	$163,556	1.08%	14.82%
Hudson United Bancorp	Hudson United Bank	Mahwah	NJ	B	8	$185,507	$163,068	$149,501	0.99%	-10.23%
Republic First Bancorp Inc.	Republic First Bank	Philadelphia	PA	B	3	$140,111	$140,340	$141,777	0.94%	0.59%
Harleysville National Corp.	Security National Bank	Pottstown	PA	B	5	$117,423	$141,040	$137,186	0.91%	8.09%
Mellon Financial Corp.	Mellon Bank NA	Pittsburgh	PA	B	3	$48,041	$103,112	$136,287	0.90%	68.43%
Fox Chase Bank	Fox Chase Bank	Hatboro	PA	T	2	$73,116	$88,025	$115,194	0.76%	25.52%
Huntingdon Valley Bank	Huntingdon Valley Bank	Huntingdon Valley	PA	S	2	$91,947	$90,505	$96,699	0.64%	2.55%
Phoenixville Federal B&T	Phoenixville Federal B&T	Phoenixville	PA	T	2	$63,617	$68,080	$78,465	0.52%	11.06%
Berkshire Financial Holdings	Nova Savings Bank	Philadelphia	PA	S	3	$140,664	$96,328	$71,274	0.47%	-28.82%
First CornerStone Bank	First CornerStone Bank	King of Prussia	PA	B	1	$18,474	$42,419	$60,177	0.40%	80.48%
Allegiance Bk of N Am	Allegiance Bk of N Am	Bala Cynwyd	PA	B	1	$32,825	$48,152	$54,905	0.36%	29.33%
M&T Bank Corp.	Manufacturers & Traders TC	Buffalo	NY	B	4	$47,477	$48,098	$47,281	0.31%	-0.21%
QNB Corp.	Quakertown National Bank	Quakertown	PA	B	1	$30,567	$41,563	$46,524	0.31%	23.37%
Fulton Financial Corp.	Premier Bank	Doylestown	PA	B	2	$4,768	$16,489	$26,124	0.17%	134.07%
PSB Bancorp Inc.	First Penn Bank	Philadelphia	PA	B	1	$21,357	$22,873	$24,981	0.17%	8.15%
Woori Financial Group	Woori America Bank	New York	NY	B	2	$20,989	$24,691	$25,296	0.17%	9.78%
Public Finance Service Inc.	Public Savings Bank	Willow Grove	PA	S	1	$22,125	$21,263	$22,014	0.15%	-0.25%
Chelten Hills Savings Bank	Chelten Hills Savings Bank	Abington	PA	S	1	$10,139	$12,756	$16,307	0.11%	26.82%
Fulton Financial Corp.	Fulton Bank	Lancaster	PA	B	1	$17,029	$14,392	$16,218	0.11%	-2.41%
Polonia Bank	Polonia Bank	Huntingdon Valley	PA	T	1	$16,317	$16,030	$13,405	0.09%	-9.36%
Wilmington Trust Corp.	Wilmington Trust of PA	Villanova	PA	B	1	$6,073	$5,895	$6,665	0.04%	4.76%
Automatic Data Processing Inc.	ADP SA	Fort Washington	PA	T	1	$88,586	$87,868	$0	0.00%	-100.00%
SEI Investments Co.	SEI Private Trust Company	Oaks	PA	T	1	$500	$500	$0	0.00%	-100.00%

						$12,868,955	$13,663,591	$15,134,548	99.24%	8.45%

Source: SNL Securities.

Page 2.10

III. PEER GROUP ANALYSIS

        This chapter presents an analysis of Abington Bank's operations versus a group of comparable companies (the "Peer Group") selected from the universe of all publicly-traded savings institutions. The primary basis of the pro forma market valuation of Abington Bank is provided by these public companies. Factors affecting the Bank's pro forma market value such as financial condition, credit risk, interest rate risk, and recent operating results can be readily assessed in relation to the Peer Group. Current market pricing of the Peer Group, subject to appropriate adjustments to account for differences between Abington Bank and the Peer Group, will then be used as a basis for the valuation of Abington Bank's to-be-issued common stock.

Peer Group Selection

        The mutual holding company form of ownership has been in existence in its present form since 1991. As of the date of this appraisal, there were 18 publicly-traded institutions operating as subsidiaries of MHCs. We believe there are a number of characteristics of MHCs that make their shares distinctly different than the shares of fully-converted companies. These factors include: (1) lower aftermarket liquidity in the MHC shares since less than 50% of the shares are available for trading; (2) guaranteed minority ownership interest, with no opportunity of exercising voting control of the institution in the MHC form of organization, thus limiting acquisition speculation in the stock price; (3) market expectations of the potential impact of "second-step" conversions on the pricing of public MHC institutions; (4) the regulatory policies regarding the dividend waiver by MHC institutions; and (5) mid-tier holding companies (formed by most MHCs) facilitate the ability for stock repurchases, thereby potentially improving the market for the public shares and the MHC's financial characteristics. We believe that each of these factors has a distinct impact on the pricing of the shares of MHC institutions, relative to the market pricing of shares of fully-converted public companies.

        Thus, given the unique characteristics of the MHC form of ownership, RP Financial concluded that the appropriate Peer Group for Abington Bank's valuation should be comprised of thrifts in MHC form, and no full stock companies. In this regard, a Peer Group comprised of public MHC thrifts is consistent with the regulatory guidelines, and other recently completed MHC transactions. Further, the Peer Group should be comprised of only those MHC institutions whose common stock is either listed on a national exchange or is NASDAQ listed, since the market for companies trading in this fashion is regular and reported. We believe non-listed MHC institutions are inappropriate for the Peer Group, since the trading activity for thinly-traded stocks is typically highly irregular in terms of frequency and price and thus may not be a reliable indicator of market value. We have excluded from the Peer Group those public MHC institutions that are currently pursuing a "second-step" conversion, companies subject to speculative factors or unusual operating conditions, and companies who have announced a "remutualization" transaction or a merger with another MHC—as the pricing characteristics of these MHC institutions are typically distorted. MHCs that recently completed their minority stock offerings are typically excluded as well, due to the lack of a seasoned trading history and/or insufficient time to effectively redeploy the offering proceeds. Selected characteristics of the universe of all publicly-traded institutions are included as Exhibit III-1.

Basis of Comparison

        This appraisal includes two sets of financial data and ratios for each public MHC institution. The first set of financial data reflects the actual book value, earnings, assets and operating results reported by the public MHC institutions in its public filings inclusive of the minority ownership interest outstanding to the public. The second set of financial data, discussed at length in the following chapter, places the Peer Group institutions on equal footing by restating their financial data and pricing ratios on a "fully-converted" basis assuming the sale of the majority shares held by the MHCs in public offerings based on their respective current prices and standard assumptions for second step conversions.

Page 3.1

This adjustment is appropriate for several reasons, including: (1) the investment community also prices the stock of MHCs assuming the completion of a second step conversion; and (2) MHC institutions have different proportions of their stock publicly held, so this technique neutralizes such differences. Throughout the appraisal, the adjusted figures will be specifically identified as being on a "fully-converted" basis. Unless so noted, the figures referred to in the appraisal will be actual financial data reported by the public MHC institutions.

        Both sets of financial data have their specific use and applicability to the appraisal. The actual financial data, as reported by the Peer Group companies and reflective of the minority interest outstanding, will be used primarily in this Chapter III to make financial comparisons between the Peer Group and the Bank. In this analysis, we consider the pro forma impact of the offering on the Bank. The fully-converted analysis will be more fully described and quantified in the pricing analysis discussed in Chapter IV. The fully-converted pricing ratios are considered critical to the valuation analysis in Chapter IV, because they place each public MHC institution on a fully-converted basis (making their pricing ratios comparable to the pro forma valuation conclusion reached herein), eliminate distortion in pricing ratios between public MHC institutions that have sold different percentage ownership interests to the public, and reflect the actual pricing ratios (fully-converted basis) being placed on public MHC institutions in the market today to reflect the unique trading characteristics of publicly-traded MHC institutions.

Selected Peer Group

        Among the universe of nearly 210 publicly-traded thrifts, the number of public MHC institutions is relatively small, thereby limiting the selection process. Under ideal circumstances, the Peer Group would be comprised of at least ten publicly-traded regionally-based MHC institutions with financial and operating characteristics comparable to the Bank. However, given the limited number of publicly-traded institutions in the MHC form of ownership, the selection criteria was necessarily more broadly based, i.e., not confined to a particular geographic market area, financial and operating characteristics. In the selection process, publicly-traded MHCs with assets of less than $1.5 billion were considered for the Peer Group, in that they were more comparable than larger thrifts in terms of resources, financial strength, competitive strength and size and liquidity characteristics of the stock offering. Eleven publicly-traded MHC companies currently maintain assets of less than $1.5 billion and all eleven were selected for the Peer Group. While the Peer Group is not exactly comparable to the Bank, we believe such companies form a good basis for the valuation of the Bank. To the extent significant differences exist, valuation adjustments will be made accordingly.

Page 3.2

Table 3.1
Peer Group of Publicly-Traded Thrifts
May 21, 2004(1)

Ticker	Financial Institution	Exchg.	Primary Market	Operating Strategy(2)	Total Assets		Offices	Fiscal Year	Conv. Date	Stock Price	Market Value
										($)	($Mil)
CHFN	Charter Financial MHC of GA (19.0)	OTC	SW GA, East. AL	Thrift	$1,016		8	09-30	10/01	$32.57	$637
WFD	Westfield Financial MHC of MA (46.5) (3)	AMEX	Southwestern MA	Thrift	795	D	10	12-31	12/01	20.00	210
BCSB	BCSB Bankcorp MHC of MD (36.4)	OTC	Northeast MD	Thrift	731		16	09-30	07/98	14.85	88
ONFC	Oneida Financial MHC of NY (42.2)	OTC	Central NY	Thrift	427		9	12-31	12/98	9.04	67
ALLB	Alliance Bank MHC of PA (20.0)	OTC	Southeastern PA	Thrift	374	D	8	12-31	03/95	29.28	101
PBHC	Pathfinder BC MHC of NY (36.8) (3)	OTC	Central NY	Thrift	278	D	6	12-31	11/95	15.50	39
GCBC	Green County Bancorp MHC of NY (43.9)	OTC	Southeast NY, NJ	Thrift	275		6	06-30	12/98	30.30	62
JXSB	Jacksonville Bancorp MHC of IL (46.3)	OTC	Central IL	Thrift	265		8	12-31	04/95	14.00	27
ROME	Rome Bancorp Inc. MHC of NY (38.9) (3)	OTC	Central NY	Thrift	260		4	12-31	10/99	32.01	136
WCFB	Webster City Federal MHC of IA (39.0)	OTC	Central IA	Thrift	105		1	12-31	08/94	14.00	53
GOV	Gouverneur Bancorp MHC of NY (42.5)	AMEX	Northern NY	Thrift	96		2	09-30	03/99	12.10	28
NOTES:
(1) Or most recent date available (M=March, S=September, D=December, J=June, E=Estimated, and P=Pro Forma)

(2)
Operating strategies are: Thrift=Traditional Thrift, M.B.=Mortgage Banker, R.E.=Real Estate Developer, Div.=Diversified and Ret.=Retail Banking.

(3)
FDIC savings bank institution.

Source:
Corporate offering circulars, data derived from information published in SNL Securities Quarterly Thrift Report, and financial reports of publicly-traded thrifts.

        On average, the Peer Group companies maintain a slightly higher level of capitalization relative to the universe of all public thrifts, and have lower profitability and return on equity. On a fully-converted basis, the Peer Group would have nearly twice the capital level and higher profitability, which would result in an even lower return on equity. The summary table below underscores the key differences, particularly in the average pricing ratios between full stock and MHC institutions (both as reported and on a fully converted basis).

			MHC Peer Group
	All Publicly-Traded		Reported Basis		Fully- Converted Basis(1)
Financial Characteristics (Averages)
Assets ($Mil)	$2,615		$420		$500
Equity/Assets (%)	10.86%		13.54%		24.90%
Core Return on Assets (%)	0.68		0.55		0.61
Core Return on Equity (%)	7.14		4.10		2.47
Pricing Ratios (Averages)(2)
Price/Core Earnings (x)	19.49	x	35.51	x	31.71	x
Price/Book (%)	152.21%		210.26%		95.02%
Price/Assets (%)	16.65		29.27		24.16

(1)
Pro forma basis.

(2)
Based on market prices as of May 21, 2004.

        The following sections present a comparison of Abington Bank's financial condition, income and expense trends, loan composition, interest rate risk and credit risk versus the figures reported by the Peer Group. The conclusions drawn from the comparative analysis are then factored into the valuation analysis discussed in the final chapter.

Page 3.3

Financial Condition

        Table 3.2 shows comparative balance sheet measures for the Bank and the Peer Group. The Bank's pre-offering equity ratio of 9.0% of assets falls below the Peer Group average of 13.5%; however, with the addition of offering proceeds, the pro forma capital position will equal or exceed the Peer Group's ratio. Neither had a significant amount of intangible assets. The increased equity is anticipated to enhance Abington Bank's earnings potential through reinvestment of proceeds, lower funding costs and potentially through profitable growth. However, at the same time, the increased pro forma capital position is expected to result in a decline in the Bank's return on equity ("ROE"), based on both reported and core earnings. Both the Bank's and the Peer Group's current equity ratios reflect strong surpluses over regulatory capital requirements; and on a post-offering basis the Bank's cushion over capital requirements will be enhanced.

Page 3.4

Table 3.2
Balance Sheet Composition and Growth Rates
Comparable Institution Analysis
As of March 31, 2004

		Balance Sheet as a Percent of Assets										Balance Sheet Annual Growth Rates							Regulatory Capital
		Cash & Equivalents	MBS & Invest	Loans	Deposits	Borrowed Funds	Subd. Debt	Net Worth	Goodwill & Intang	Tng Net Worth	MEMO: Pref.Stock	Assets	MBS, Cash & Investments	Loans	Deposits	Borrows. & Subdebt	Net Worth	Tng Net Worth	Tangible	Core	Reg. Cap.
Abington Bank
March 31, 2004		5.6%	33.3%	59.5%	61.0%	28.8%	0.0%	9.0%	0.0%	9.0%	0.0%	11.00%	40.81%	-1.60%	6.45%	23.41%	6.41%	6.41%	9.05%	9.05%	15.63%
All Public Companies		5.0%	23.8%	66.7%	67.3%	19.9%	0.8%	10.7%	0.6%	10.1%	0.0%	8.32%	6.36%	9.10%	6.78%	16.27%	4.71%	4.69%	9.39%	9.31%	16.33%
Comparable Group Average		5.3%	33.9%	56.0%	71.6%	12.0%	0.5%	13.5%	0.6%	12.9%	0.0%	4.03%	-0.60%	5.08%	3.45%	17.01%	2.33%	2.48%	12.11%	11.43%	20.57%
Mid-Atlantic Companies		4.2%	29.0%	61.3%	74.6%	11.8%	0.7%	11.3%	0.7%	10.5%	0.0%	6.29%	-3.29%	8.79%	4.79%	15.75%	1.18%	1.22%	11.15%	11.15%	20.62%
Midwest Companies		11.0%	28.5%	56.7%	78.6%	5.0%	0.0%	14.8%	0.6%	14.1%	0.0%	1.08%	12.24%	-6.59%	0.54%	25.74%	1.81%	2.26%	19.65%	13.14%	13.25%
Other Comparative Companies		3.4%	56.5%	36.8%	54.1%	19.6%	0.0%	20.3%	0.3%	20.0%	0.0%	-0.93%	-4.05%	3.79%	1.67%	12.05%	6.87%	7.14%	9.38%	9.38%	27.71%
Comparable Group
Mid-Atlantic Companies
ALLB	Alliance Bank MHC of PA (20.0)(1)	4.1%	34.7%	55.9%	73.4%	16.5%	0.0%	9.4%	0.0%	9.4%	0.0%	1.65%	-10.38%	11.93%	2.13%	-0.36%	-0.16%	-0.16%	N.M.	N.M.	N.M.
BCSB	BCSB Bankcorp MHC of MD (36.4)	2.2%	44.5%	49.3%	79.0%	6.7%	3.2%	6.3%	0.4%	5.9%	0.0%	16.29%	48.56%	-5.72%	6.77%	N.M.	-0.14%	0.00%	7.43%	7.43%	16.43%
GOV	Gouverneur Bncrp MHC of NY (42.5)	3.1%	15.8%	74.8%	61.6%	18.2%	0.0%	18.6%	0.0%	18.6%	0.0%	10.73%	-36.26%	29.21%	7.46%	37.80%	2.69%	2.69%	17.90%	17.90%	32.50%
GCBC	Green Co. Bancorp MHC of NY (43.9)	8.4%	36.6%	52.4%	84.1%	4.4%	0.0%	11.0%	0.0%	11.0%	0.0%	12.51%	16.23%	9.75%	12.01%	50.00%	6.96%	6.96%	8.87%	8.87%	19.62%
ONFC	Oneida Financial MHC of NY (42.2)	3.8%	39.9%	47.0%	71.7%	15.2%	0.0%	12.1%	3.0%	9.2%	0.0%	1.68%	2.65%	-0.03%	3.12%	-9.23%	7.08%	7.68%	8.21%	8.21%	13.93%
PBHC	Pathfinder BC MHC of NY (36.8)(1)	3.1%	21.4%	68.5%	74.4%	14.7%	1.8%	7.8%	1.7%	6.2%	0.0%	-0.40%	-10.39%	4.33%	1.16%	-3.97%	-6.22%	-6.67%	N.M.	N.M.	N.M.
ROME	Rome Bancorp Inc. MHC of NY (38.9)	4.5%	10.1%	81.1%	78.1%	6.6%	0.0%	13.6%	0.0%	13.6%	0.0%	1.56%	-33.41%	12.09%	0.90%	20.26%	-1.98%	-1.98%	13.34%	13.34%	NM.
Midwest Companies
JXSB	Jacksonville Bancorp MHC of IL (46.3)	4.1%	41.9%	48.2%	89.7%	0.7%	0.0%	7.9%	1.2%	6.8%	0.0%	2.47%	20.70%	-10.85%	2.24%	51.49%	2.11%	2.95%	N.M.	6.62%	13.25%
WCFB	Webster City Fed. MHC of IA (39.0)	17.9%	15.0%	65.1%	67.5%	9.2%	0.0%	21.6%	0.1%	21.5%	0.0%	-0.30%	3.79%	-2.34%	-1.16%	0.00%	1.52%	1.57%	19.65%	9.65%	N.M.
New England Companies
WFD	Westfield Fin. MHC of MA (46.5)(1)	5.7%	46.3%	43.4%	79.5%	4.0%	0.0%	15.7%	0.0%	15.7%	0.0%	-2.19%	-5.19%	-3.41%	-3.60%	35.45%	-1.50%	-1.50%	N.M.	N.M.	N.M.
Southeast Companies
CHFN	Charter Fin. MHC of GA (19.0)(3)	1.1%	66.8%	30.1%	28.6%	35.3%	0.0%	24.9%	0.6%	24.3%	0.0%	0.32%	-2.92%	10.99%	6.94%	-11.36%	15.24%	15.77%	9.38%	9.38%	27.71%

(1)
Financial information is for the quarter ending December 31, 2003.

(2)
Growth rates have been annualized from available financial information.

Source:
Audited and unaudited financial statements, corporate reports and offering circulars, and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2004 by RP® Financial, LC.

Page 3.5

        The Bank's asset composition reflects a slightly higher concentration of loans to assets, at 59.5% versus a 56.0% average for the Peer Group. Comparatively, the ratio of cash, investments, and MBS for the Bank was slightly lower than for the Peer Group (38.9% of assets versus 39.2% for the Peer Group). Overall, the Bank's interest-earning assets ("IEA") approximated 98.4% of assets, which was higher than the comparative Peer Group ratio of 95.2%. The Bank's higher IEA ratio reflects, in part, the limited investment in fixed assets and no intangible assets in comparison to the Peer Group. On a pro forma basis, the Bank's IEA advantage is expected to increase as the net proceeds are reinvested into IEA.

        The Bank's deposits equaled 61.0% of assets, which was below the Peer Group average of 71.6%. Borrowings were utilized to a lesser degree by the Peer Group, at 12.0% versus Abington Bank's ratio of 28.8%. Total interest-bearing liabilities ("IBL") maintained by Abington Bank and the Peer Group, equaled 89.8% and 83.6% of assets, respectively. The ratio of IBL will be reduced on a post-offering basis as the Bank funds a greater portion of its operations out of capital.

        Abington Bank posted higher annual asset growth than the Peer Group, at 11.00% and 4.03%, respectively. In this regard, balance sheet growth rates for the Bank are calculated on an annualized basis for the fifteen month period ended March 31, 2004, while growth rates for the Peer Group are for the most recent twelve month period for which data is publicly available. The Bank's comparatively faster growth is attributable solely to wholesale elements of the balance sheet, reflecting the Bank's efforts to leverage capital through the utilization of borrowings to fund investments in the absence of the ability to expand the loan portfolio on a retail basis. The Bank's strategy in this regard is evidenced by data showing that the Bank's cash and investments increased by 40.81% as compared to a reduction of less than 1% for the Peer Group while over the same time period, Abington Bank's loan portfolio diminished by 1.60% as compared to 5.08% growth for the Peer Group.

        The growth rate of both deposits and borrowings for the Bank exceeded the Peer Group average as Abington Bank sought to fund targeted asset growth. In this regard, borrowings increased more rapidly than deposits for both the Bank and the Peer Group. Specifically, borrowed funds increased at a 23.41% annual pace for the Bank versus 17.01% for the Peer Group while deposits increased at a 6.45% for the Bank and by 3.45% for the Peer Group.

        The Bank's equity increased 6.41%, versus 2.33% for the Peer Group. The Peer Group's more limited equity growth, notwithstanding comparable profitability, reflects the adoption of dividend and capital management strategies. On a post-offering basis, the Bank's capital growth rate is expected to decline due to the increased equity level and marginal short-term net proceeds reinvestment benefit.

Income and Expense Components

        Table 3.3 displays comparative statements of operations for the Bank and the Peer Group. Abington Bank and the Peer Group reported net income to average assets ratios of 0.63% and 0.61%, respectively. The Bank's operations reflect a relatively favorable level of operating expense, the benefits of which are offset by a comparatively weaker net interest income ratio and lower level of non-interest fee income.

        The Bank's interest income and interest expense ratios relative to average assets were less favorable in comparison to the Peer Group, resulting in a weaker net interest income ratio. The Bank's lower interest income ratio was the result of its lower yield on interest-earning assets (5.09% versus 5.23% for the Peer Group) and prevails notwithstanding a slightly higher ratio of loans-to-assets. Additionally, the Bank's lower yields may also be the result of its more limited investment in higher yielding commercial mortgage and C&I loans. The Bank's higher interest expense ratio, 2.34% versus 1.88% of average assets for the Peer Group, reflects the Bank's higher IBL ratio, and higher use of borrowings which is partially offset by its more favorable core deposit mix. Abington Bank's interest expense ratio is expected to diminish on a pro forma basis, as the conversion proceeds will represent interest-free funds for the Bank. Overall, the Bank's net interest income ratio of 2.53% compared unfavorably to the Peer Group average of 3.11%.

Page 3.6

Table 3.3
Income as Percent of Average Assets and Yields, Costs, Spreads
Comparable Institution Analysis
For the Twelve Months Ended March 31, 2004

			Net Interest Income					Other Income				G&A/Other Exp.		Non-Op. Items		Yields, Costs, and Spreads
		Net Income	Income	Expense	NII	Loss Provis. on IEA	NII After Provis.	Loan Fees	R.E. Oper.	Other Income	Total Other Income	G&A Expense	Goodwill Amort.	Net Gains	Extrao. Items	Yield On Assets	Cost Of Funds	Yld-Cost Spread	MEMO: Assets/ FTE Emp.	MEMO: Effective Tax Rate
Abington Bank
March 31, 2004		0.63%	4.87%	2.34%	2.53%	0.05%	2.48%	0.00%	0.00%	0.38%	0.38%	1.94%	0.00%	0.02%	0.00%	5.09%	2.80%	2.29%	$5,555	32.69%
All Public Companies		0.82%	4.12%	1.12%	3.00%	0.16%	2.84%	0.05%	0.00%	0.57%	0.62%	2.45%	0.02%	-3.65%	0.01%	4.27%	1.31%	2.96%	$4,673	33.54%
State of PA		0.30%	-7.35%	-9.62%	2.27%	0.14%	2.13%	0.01%	0.00%	0.45%	0.45%	2.11%	0.03%	-0.15%	0.00%	-7.66%	-10.45%	2.80%	$5,092	25.91%
Comparable Group Average		0.61%	4.99%	1.88%	3.11%	0.15%	2.96%	0.03%	0.00%	0.62%	0.64%	2.80%	0.02%	0.10%	0.00%	5.23%	2.25%	2.98%	$3,647	26.73%
Mid-Atlantic Companies		0.62%	5.23%	1.87%	3.36%	0.14%	3.22%	0.02%	0.00%	0.75%	0.77%	3.15%	0.02%	0.04%	0.00%	5.51%	2.15%	3.36%	$3,295	23.05%
Midwest Companies		0.67%	5.17%	2.10%	3.08%	0.29%	2.79%	0.08%	-0.01%	0.47%	0.54%	2.45%	0.02%	0.18%	0.00%	5.38%	2.52%	2.86%	$3,209	35.88%
Other Comparable Companies		0.54%	3.99%	1.71%	2.27%	0.05%	2.23%	0.01%	-0.01%	0.30%	0.30%	1.96%	0.01%	0.23%	0.00%	4.12%	2.33%	1.79%	$5,318	30.47%
Comparable Group
Mid-Atlantic Companies
ALLB	Alliance Bank MHC of PA (20.0)(1)	0.58%	5.31%	2.26%	3.05%	0.13%	2.92%	0.01%	0.04%	0.32%	0.36%	2.68%	0.00%	0.00%	0.00%	5.60%	2.52%	3.08%	$4,739	3.31%
BCSB	BCSB Bankcorp MHC of MD (36.4)	0.06%	4.70%	2.36%	2.34%	0.18%	2.16%	0.03%	0.01%	0.17%	0.21%	2.33%	0.01%	0.04%	0.00%	4.86%	2.62%	2.25%	$4,176	2.35%
GOV	Gouverneur Bncrp MHC of NY (42.5)	0.83%	5.73%	1.86%	3.87%	0.10%	3.77%	0.00%	-0.05%	0.35%	0.30%	2.81%	0.00%	0.07%	0.00%	5.96%	2.36%	3.60%	$3,094	37.79%
GCBC	Green Co. Bancorp MHC of NY (43.9)	1.03%	5.05%	1.36%	3.69%	0.06%	3.63%	0.00%	0.00%	1.04%	1.04%	3.18%	0.00%	-0.01%	0.00%	5.18%	1.54%	3.64%	$3,231	31.23%
ONFC	Oneida Financial MHC of NY (42.2)	0.70%	4.78%	1.82%	2.96%	0.13%	2.83%	0.00%	0.00%	2.36%	2.36%	4.44%	0.02%	0.21%	0.00%	5.28%	2.08%	3.19%	$2,771	25.41%
PBHC	Pathfinder BC MHC of NY (36.8)(1)	0.59%	5.42%	2.11%	3.31%	0.21%	3.10%	0.10%	0.03%	0.52%	0.65%	3.09%	0.08%	0.22%	0.00%	5.83%	2.34%	3.50%	$2,673	26.68%
ROME	Rome Bancorp Inc. MHC of NY (38.9)	0.56%	5.61%	1.33%	4.28%	0.16%	4.12%	0.00%	0.00%	0.48%	0.48%	3.50%	0.00%	-0.25%	0.00%	5.86%	1.58%	4.28%	$2,382	34.61%
Midwest Companies
JXSB	Jacksonville Bancorp MHC of IL (46.3)	0.23%	4.79%	2.05%	2.73%	0.58%	2.15%	0.15%	-0.01%	0.58%	0.72%	2.82%	0.03%	0.35%	0.00%	5.08%	2.26%	2.82%	$2,368	35.94%
WCFB	Webster City Fed. MHC of IA (39.0)	1.11%	5.56%	2.14%	3.42%	0.00%	3.42%	0.00%	0.00%	0.37%	0.37%	2.07%	0.01%	0.02%	0.00%	5.67%	2.77%	2.89%	$4,051	35.82%
New England Companies
WFD	Westfield Fin. MHC of MA (46.5)(1)	0.45%	4.40%	1.71%	2.69%	0.09%	2.60%	0.01%	0.00%	0.32%	0.33%	2.18%	0.00%	0.05%	0.00%	4.59%	2.04%	2.55%	$5,232	43.57%
Southeast Companies
CHFN	Charter Fin. MHC of GA (19.0)	0.63%	3.57%	1.71%	1.86%	0.01%	1.86%	0.01%	-0.01%	0.28%	0.27%	1.75%	0.02%	0.40%	0.00%	3.65%	2.62%	1.03%	$5,404	17.37%

(1)
Financial information is for the quarter ending December 31, 2003.

Source:
Audited and unaudited financial statements, corporate reports and offering circulars, and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2004 by RP® Financial, LC.

Page 3.7

        Non-interest operating income is a lower contributor to Abington Bank's earnings relative to the Peer Group, at 0.38% and 0.64%, respectively, in part reflecting competitive conditions which have limited the Bank's ability to expand fee income. Moreover, the Bank's relatively low earnings contribution realized from non-interest operating income is indicative of its traditional thrift operating strategy, in which diversification into areas that generate revenues from non-interest sources has been limited in comparison to the Peer Group.

        Abington Bank operates with a lower operating expense ratio than the Peer Group, reflecting its emphasis on mortgage lending (which typically entails a lower cost structure than non-mortgage lending) and the expansion of wholesale leveraging transactions recently which entailed the purchase of MBS funded by FHLB advances which entail little in the way of overhead costs. The low cost structure of the Bank's operations is further evidenced by data showing the number of employees maintained relative to asset size. Assets per full time equivalent employee equaled $5.5 million for the Bank, versus a comparable measure of $3.6 million for the Peer Group. Overall, the operating expense ratios for Abington Bank and the Peer Group were 1.94% and 2.80%, respectively. On a post-offering basis, the Bank's operating expenses can be expected to increase with the addition of stock benefit plans and public company expenses. Intangible assets amortization was nominal for the Peer Group, and the Bank had no amortizing intangible assets.

        Abington Bank's efficiency ratio (operating expenses as a percent of the sum of non-interest operating income and net interest income) of 66.5% is more favorable than the Peer Group's ratio of 75.2%. On a post-offering basis, the Bank's efficiency ratio may improve marginally. Thus, the Bank's efficiency ratio is expected to remain at an advantage.

        Loan loss provisions for the Bank and the Peer Group were relatively modest, amounting to 0.05% and 0.15% of average assets for Abington Bank and the Peer Group, respectively, reflecting relatively strong asset quality and limited loan chargeoffs for both. However, the modestly higher level of loss provisions established by the Peer Group is consistent with its higher level of NPAs in comparison to the Bank very low ratio.

        Non-operating expense of 0.02% of average assets for Abington Bank consisted primarily of gains on the sale of property and investments. The Peer Group reported net non-operating income equal to 0.10% of average assets, which was largely comprised of gains on the sale of loans and investments. Such gains are subject to volatility due to fluctuations in market and interest rate conditions, and, thus are not viewed as being a recurring source of income, and thus will be excluded from the calculation of the valuation earnings base.

        The Bank's effective tax rate for the last 12 months of 32.7% is modestly above the Peer Group average of 26.7%. The Bank expects that its effective tax rate will continue to approximate the recent historical level in fiscal 2004, and thus remain at a comparative disadvantage relative to the Peer Group.

Loan Composition

        Table 3.4 presents data related to the Bank's and the Peer Group's loan portfolio compositions and investment in MBS. The Bank's loan portfolio composition reflected a higher concentration of 1-4 family permanent mortgage loans and mortgage-backed securities than maintained by the Peer Group (58.2% versus 48.0% for the Peer Group). The Bank's higher ratio was attributable to both a higher investment in permanent 1-4 family whole loans in addition to a greater investment in MBS. Given the Bank's historical philosophy of retaining all loan originations for investment, loans serviced for others necessarily represented a more significant off-balance sheet item for the Peer Group. However, the Peer Group's average balance of loans serviced for others of $36.6 million implies that the Peer Group companies have also emphasized originating loans for investment. Both the Bank and the Peer Group had a modest level of servicing intangibles as a result.

Page 3.8

        The Peer Group's lending activities show greater diversification in the areas of multi-family and commercial mortgage lending and non-mortgage consumer lending. Specifically, multi-family and commercial mortgage loans represented 10.9% of assets as compared to only 9.9% for the Bank, while consumer and commercial loans equaled 9.7% of assets for the Peer Group as compared to 6.9% for the Bank on average. Conversely, the Bank was a more active construction lender, with 11.5% of assets invested in construction loans versus 1.4% percent for the Peer Group on average. Overall, risk-weighted assets to total assets equaled 58.8% for the Bank which compared closely to the Peer Group average of 55.4%.

Table 3.4
Loan Portfolio Composition and Related Information
Comparable Institution Analysis
As of March 31, 2004

		Portfolio Composition as a Percent of Assets
Institution		MBS	1-4 Family	Constr. & Land	5+Unit Comm RE	Commerc. Business	Consumer	RWA/ Assets	Serviced For Others	Servicing Assets
		(%)	(%)	(%)	(%)	(%)	(%)	(%)	($000)	($000)
Abington Bank		21.07%	37.15%	11.52%	9.86%	1.58%	5.34%	58.76%	$11,296	$88
All Public Companies		12.61%	36.68%	4.79%	15.87%	4.19%	3.88%	60.33%	$716,660	$6,959
Comparable Group Average		14.33%	33.70%	1.42%	10.93%	5.12%	4.58%	55.39%	$36,611	$180
Comparable Group
ALLB	Alliance Bank MHC of PA (20.0)(1)	6.68%	23.21%	2.44%	28.73%	1.00%	1.50%	59.88%	$3,200	$0
BCSB	BCSB Bankcorp MHC of MD (36.4)	17.85%	28.81%	1.27%	7.46%	11.29%	0.64%	45.96%	$22,195	$0
CHFN	Charter Financial MHC of GA (19.0)	40.31%	14.28%	3.45%	9.70%	0.77%	2.01%	48.13%	$42,654	$161
GOV	Gouverneur Bncrp MHC of NY (42.5)	9.27%	55.49%	0.16%	4.03%	9.71%	4.08%	57.14%	$0	$0
GCBC	Green Co. Bancorp MHC of NY (43.9)	22.93%	41.22%	1.30%	4.98%	1.67%	1.97%	47.51%	$0	$0
JXSB	Jacksonville Bancorp MHC of IL (46.3)	2.86%	24.22%	1.97%	7.52%	4.52%	7.93%	53.99%	$159,542	$1,148
ONFC	Oneida Financial MHC of NY (42.2)	12.14%	21.83%	0.02%	8.18%	9.21%	8.26%	60.01%	$91,404	$336
PBHC	Pathfinder BC MHC of NY (36.8)(1)	10.14%	49.23%	1.57%	11.11%	1.41%	5.25%	61.42%	$47,600	$257
ROME	Rome Bancorp Inc. MHC of NY (38.9)	1.29%	40.56%	1.62%	19.35%	11.26%	7.89%	75.88%	$4,327	$0
WCFB	Webster City Fed. MHC of IA (39.0)	1.54%	57.27%	1.38%	3.57%	2.69%	0.74%	44.63%	$0	$0
WFD	Westfield Fin. MHC of MA (46.5)(1)	32.63%	14.54%	0.38%	15.62%	2.83%	10.12%	54.79%	$31,800	$76

(1)
Financial information is for the quarter ending December 31, 2003.

Source:
Audited and unaudited financial statements, corporate reports and offering circulars, and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2004 by RP® Financial, LC.

Credit Risk

        The Bank's credit risk exposure appears to be lower than the Peer Group's, on average, based on the ratios of non-performing assets and reserves as a percent of non-performing assets. As shown in Table 3.5, the Bank's ratio of non-performing assets and accruing loans that are more than 90 days past due equaled 0.05% of assets, which was lower than the comparable Peer Group ratio of 0.61%. The Bank maintained a significantly lower non-performing loans/loans ratio than the Peer Group (0.10% versus 0.86% for the Peer Group). The Bank maintained a higher level of loss reserves as a percent of non-performing assets and accruing loans that are more than 90 days past due (424.58% versus 168.11% for the Peer Group). Chargeoffs were minimal for both companies. The one area of credit quality where the Bank falls short of the Peer Group is with respect to the ratio of reserves to total loans, which equaled 0.41% for the Bank versus 1.10% for the Peer Group on average.

Page 3.9

Table 3.5
Credit Risk Measures and Related Information
Comparable Institution Analysis
As of March 31, 2004 or Most Recent Date Available

Institution		REO/ Assets	NPAs & 90+Del/ Assets	NPLs/ Loans	Rsrves/ Loans	Rsrves/ NPLs	Rsrves/ NPAs & 90+Del	Net Loan Chargoffs	NLCs/ Loans
		(%)	(%)	(%)	(%)	(%)	(%)	($000)	($000)
Abington Bank		0.00%	0.05%	0.10%	0.41%	424.58%	424.58%	$59	0.00%
All Public Companies		0.12%	0.64%	0.78%	1.02%	212.11%	191.14%	$254	0.14%
Comparable Group Average		0.16%	0.61%	0.86%	1.10%	168.11%	167.58%	$98	0.16%
Comparable Group
ALLB	Alliance Bank MHC of PA (20.0)(1)	1.08%	1.61%	N.A.	1.14%	N.A.	39.34%	$91	0.00%
BCSB	BCSB Bankcorp MHC of MD (36.4)	0.03%	0.17%	0.29%	0.67%	233.40%	198.45%	$223	0.25%
CHFN	Charter Financial MHC of GA (19.0)	0.08%	0.64%	1.78%	2.10%	118.48%	100.85%	$222	0.29%
GOV	Gouverneur Bncrp MHC of NY (42.5)	0.20%	0.86%	0.87%	0.94%	107.78%	82.50%	$9	0.05%
GCBC	Green Co. Bancorp MHC of NY (43.9)	0.00%	0.15%	0.28%	0.85%	299.27%	299.27%	$21	-0.01%
JXSB	Jacksonville Bancorp MHC of IL (46.3)	0.23%	1.20%	1.90%	1.70%	89.71%	69.14%	$140	0.44%
ONFC	Oneida Financial MHC of NY (42.2)	0.05%	0.10%	0.11%	1.09%	N.A.	518.96%	$75	0.15%
PBHC	Pathfinder BC MHC of NY (36.8)(1)	0.00%	N.A.	N.A.	0.95%	N.A.	N.A.	$128	0.27%
ROME	Rome Bancorp Inc. MHC of NY (38.9)	0.08%	0.54%	N.A.	0.88%	N.A.	133.60%	$48	0.09%
WCFB	Webster City Fed. MHC of IA (39.0)	0.07%	0.46%	N.A.	0.52%	N.A.	73.65%	$28	0.16%
WFD	Westfield Fin. MHC of MA (46.5)(1)	0.00%	0.37%	0.82%	1.31%	159.99%	159.99%	$93	0.10%

(1)
Financial information is for the quarter ending December 31, 2003.

Source:
Audited and unaudited financial statements, corporate reports and offering circulars, and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2004 by RP® Financial, LC.

Interest Rate Risk

        Table 3.6 reflects various key ratios highlighting the relative interest rate risk exposure. From a balance sheet perspective, Abington Bank's lower pre-conversion capital position and lower IEA/IBL ratio suggest higher exposure. On a post-conversion basis, these ratios should improve relative to the Peer Group. In the absence of comparability in timely interest rate risk reporting and methodology, we reviewed quarterly changes in the net interest income ratio. In general, the quarterly fluctuations in the Bank's net interest income ratio exceed the Peer Group average.

        To analyze interest rate risk associated with the net interest margin, we also reviewed quarterly changes in net interest income as a percent of average assets for Abington Bank and the Peer Group. In general, the recent relative fluctuations in the Bank's net interest income to average assets ratios were considered to be more than the Peer Group, and thus, based on the interest rate environment that prevailed during the period analyzed in Table 3.6, Abington Bank was viewed as maintaining a higher degree of interest rate risk exposure in the net interest margin. At the same time, the Bank's net interest income ratio should stabilize to some degree following the minority stock offering, given the initial expected proceeds reinvestment strategy (primarily short-to-intermediate term investment securities).

Page 3.10

Table 3.6
Interest Rate Risk Measures and Net Interest Income Volatility
Comparable Institution Analysis
As of March 31, 2004 or Most Recent Date Available

		Balance Sheet Measures			Quarterly Change in Net Interest Income
Institution		Equity/ Assets	IEA/ IBL	Non-Earn. Assets/ Assets	3/31/2004	12/31/2003	9/30/2003	6/30/2003	3/31/2003	12/31/2002
		(%)	(%)	(%)	(change in net interest income is annualized in basis points)
Abington Bank		9.0%	109.6%	1.6%	-7	13	-35	-19	-37	-2
All Public Companies		10.0%	107.8%	4.4%	1	7	-5	-8	-7	-2
Comparable Group Average		12.9%	114.5%	4.8%	5	9	-5	-17	-4	-3
Comparable Group
ALLB	Alliance Bank MHC of PA (20.0)(1)	9.4%	105.4%	5.3%	N.A.	-3	26	-22	-9	23
BCSB	BCSB Bankcorp MHC of MD (36.4)	5.9%	108.0%	4.0%	-17	3	-35	-35	-3	9
CHFN	Charter Financial MHC of GA (19.0)	24.3%	153.4%	2.0%	8	31	17	N.A.	N.A.	-36
GOV	Gouverneur Bncrp MHC of NY (42.5)	18.6%	117.3%	6.3%	-7	22	1	-16	22	-46
GCBC	Green Co. Bancorp MHC of NY (43.9)	11.0%	110.1%	2.6%	8	13	1	-11	4	-5
JXSB	Jacksonville Bancorp MHC of IL (46.3)	6.8%	104.2%	5.8%	19	19	-17	-29	-1	-13
ONFC	Oneida Financial MHC of NY (42.2)	9.2%	104.3%	9.3%	8	-5	-6	0	-5	7
PBHC	Pathfinder BC MHC of NY (36.8)(1)	6.2%	102.4%	6.9%	N.A.	16	-16	-10	6	3
ROME	Rome Bancorp Inc. MHC of NY (38.9)	13.6%	113.1%	4.2%	16	-17	-5	-14	-16	53
WCFB	Webster City Fed. MHC of IA (39.0)	21.5%	127.7%	2.0%	2	-2	0	-20	-30	-17
WFD	Westfield Fin. MHC of MA (46.5)(1)	15.7%	114.1%	4.6%	N.A.	27	-17	-14	-12	-15

(1)
Financial information is for the quarter ending December 31, 2003.

NA=Change is greater than 100 basis points during the quarter.

Source:
Audited and unaudited financial statements, corporate reports and offering circulars, and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2004 by RP® Financial, LC.

Summary

        Based on the above analysis, RP Financial concluded that the Peer Group forms a reasonable basis for determining the pro forma market value of Abington Bank. Such general characteristics as asset size, capital position, interest-earning asset composition, funding composition, core earnings measures, loan composition, credit quality and exposure to interest rate risk all tend to support the reasonability of the Peer Group from a financial standpoint. Those areas where differences exist will be addressed in the form of valuation adjustments to the extent necessary.

Page 3.11

IV. VALUATION ANALYSIS

Introduction

        This chapter presents the valuation analysis and methodology used to determine Abington Bank's estimated pro forma market value for purposes of pricing the minority stock. The valuation incorporates the appraisal methodology promulgated by the OTS and adopted in practice by the FDIC and state banking agencies for standard conversions and mutual holding company offerings, particularly regarding selection of the Peer Group, fundamental analysis on both the Bank and the Peer Group, and determination of the Bank's pro forma market value utilizing the market value approach.

Appraisal Guidelines

        The OTS written appraisal guidelines, originally released in October 1983 and updated in late-1994, specify the market value methodology for estimating the pro forma market value of an institution. The FDIC, state banking agencies and other Federal agencies have endorsed the OTS appraisal guidelines as the appropriate guidelines involving mutual-to-stock conversions. As previously noted, the appraisal guidelines for MHC offerings are somewhat different, particularly in the Peer Group selection process. Specifically, the regulatory agencies have indicated that the Peer Group should be based on the pro forma fully-converted pricing characteristics of publicly-traded MHCs, rather than on already fully- converted publicly-traded stock thrifts, given the unique differences in stock pricing of MHCs and fully-converted stock thrifts. Pursuant to this methodology: (1) a Peer Group of relatively comparable publicly-traded MHC institutions is selected; (2) a financial and operational comparison of the subject company to the Peer Group is conducted to discern key differences; and (3) the pro forma market value of the subject company is determined based on the market pricing of the Peer Group, subject to certain valuation adjustments based on key differences. In addition, the pricing characteristics of recent conversions and MHC offerings must be considered.

RP Financial Approach to the Valuation

        The valuation analysis herein complies with such regulatory approval guidelines. Accordingly, the valuation incorporates a detailed analysis based on the Peer Group, discussed in Chapter III, which constitutes "fundamental analysis" techniques. Additionally, the valuation incorporates a "technical analysis" of recently completed conversions and stock offerings of comparable MHCs, including closing pricing and aftermarket trading of such offerings. It should be noted that these valuation analyses, based on either the Peer Group or the recent conversions and MHC transactions, cannot possibly fully account for all the market forces which impact trading activity and pricing characteristics of a stock on a given day.

        The pro forma market value determined herein is a preliminary value for the Bank's to-be-issued stock. Throughout the offering process, RP Financial will: (1) review changes in the Bank's operations and financial condition; (2) monitor the Bank's operations and financial condition relative to the Peer Group to identify any fundamental changes; (3) monitor the external factors affecting value including, but not limited to, local and national economic conditions, interest rates, and the stock market environment, including the market for thrift stocks; and (4) monitor pending MHC offerings, and to a lesser extent, standard conversion offerings, both regionally and nationally. If material changes should occur prior to the closing of the offering, RP Financial will evaluate if updated valuation reports should be prepared reflecting such changes and their related impact on value, if any. RP Financial will also prepare a final valuation update at the closing of the offering to determine if the prepared valuation analysis and resulting range of value continues to be appropriate.

        The appraised value determined herein is based on the current market and operating environment for the Bank and for all thrifts. Subsequent changes in the local and national economy, the legislative and regulatory environment, the stock market, interest rates, and other external forces (such as natural

Page 4.1

disasters or major world events), which may occur from time to time (often with great unpredictability) may materially impact the market value of all thrift stocks, including Abington Bank's value, the market value of the stocks of public MHC institutions, or Abington Bank's value alone. To the extent a change in factors impacting the Bank's value can be reasonably anticipated and/or quantified, RP Financial has incorporated the estimated impact into its analysis.

Valuation Analysis

        A fundamental analysis discussing similarities and differences relative to the Peer Group was presented in Chapter III. The following sections summarize the key differences between the Bank and the Peer Group and how those differences affect the pro forma valuation. Emphasis is placed on the specific strengths and weaknesses of the Bank relative to the Peer Group in such key areas as financial condition, profitability, growth and viability of earnings, asset growth, primary market area, dividends, liquidity of the shares, marketing of the issue, management, and the effect of government regulations and/or regulatory reform. We have also considered the market for thrift stocks, in particular new issues, to assess the impact on value of Abington Bank coming to market at this time.

1.
Financial Condition

        The financial condition of an institution is an important determinant in pro forma market value because investors typically look to such factors as liquidity, capital, asset composition and quality, and funding sources in assessing investment attractiveness. The similarities and differences in the Bank's and the Peer Group's financial condition are noted as follows:

  •
  Overall A/L Composition.  The Bank's asset composition includes a slightly higher proportion of loans overall, with both 1-4 family mortgage loans and construction loans exceeding the Peer Group average; the Peer Group was more diversified in the areas of multi-family/commercial mortgage lending and non-mortgage lending. Notwithstanding the slightly higher ratio of total loans to assets, the Bank's net interest income ratio is below the Peer Group attributable to the comparatively lower loan yields generated by the Bank in addition to its higher cost of funds. The Peer Group is currently supplementing retail deposits with modestly lower borrowings utilization, while the Bank currently relies more heavily on borrowed funds. The Bank's ratio of IEA/IBL will improve on a post-offering basis, thereby diminishing its current disadvantage.

  •
  Credit Quality.  The Bank's credit risk profile appears to be comparatively favorable based on lower NPAs/assets and strong reserve coverage ratios in relation to NPAs and non-performing loans ("NPLs"). At the same time, the Peer Group's credit quality ratios are also very strong and their history of loan losses and chargeoffs has been limited. The Peer Group also maintains higher reserve coverage than the Bank in relation to total loans outstanding. The Bank will continue to seek to expand higher risk-weight loans in the future, including the construction and commercial loan portfolio potentially increasing its credit exposure on an incremental basis over the long term.

  •
  Balance Sheet Liquidity.  The Bank currently maintains a slightly lower level of cash, investments and MBS. Like the Peer Group, the majority of the Bank's investments are designated AFS. The infusion of the stock proceeds will initially increase Abington Bank's level of liquid assets pending investment of the proceeds into loans and other longer-term investments. The Bank appears to have lower current borrowings capacity than the Peer Group due to the proportionately larger balance of borrowed funds currently outstanding.

  •
  Equity Capital.  The Bank's pro forma equity/assets ratio will approximate or modestly exceed the Peer Group average, which should support its growth objectives.

        On balance, we have made no adjustment for the Bank's financial condition on a pro forma basis relative to the Peer Group as such positive factors in the Bank's operations as the higher ratio of loans,

Page 4.2

favorable level of NPAs and relatively strong pro forma capital are offset by the Bank's relatively thin spreads, lower reserve coverage in comparison to total loans and its higher utilization of borrowed funds.

2.
Profitability, Growth and Viability of Earnings

        Earnings are a key factor in determining pro forma market value, as the level and risk characteristics of an institution's earnings stream and the prospects and ability to generate future earnings growth heavily influence the multiple that the investment community will pay for earnings. The major factors considered in the valuation are described below.

  •
  Earnings.  The Bank's pre-conversion profitability (i.e., ROA) is relatively comparable to the Peer Group as its weaker net interest margin and non-interest income ratios are offset by the Bank's favorable operating expense ratio. On a core basis, adjusting for non-operating items for both, the Bank's core profitability is slightly more favorable as the Peer Group's reported earnings are supported by non-operating income to a greater extent than the Bank. On a pro forma basis, the Bank's proceeds reinvestment benefit will be offset to a greater extent by the stock benefit plans expense than for the Peer Group on a fully-converted basis.

  •
  Interest Rate Risk.  Quarterly changes in the Bank's net interest income to average assets ratios indicates greater volatility than the Peer Group on average. Other measures impacting interest rate risk, such as capital ratios and IEA/IBL ratios, reflect greater risk exposure for the Bank although this is offset by the Bank's favorable level of non-interest earning assets. On a pro forma basis, the Bank's capital position and IEA/IBL ratio will be enhanced by the infusion of stock proceeds, thereby lessening its exposure.

  •
  Credit Risk.  Loan loss provisions had a lesser impact on the Bank's profitability for the past year and the Bank's NPA/assets ratio is lower in comparison to the Peer Group while reserve coverage in relation to NPAs is higher. At the same time, the Bank's ratio of reserves to total loans is below the Peer Group average and the Bank maintains a higher risk weighted assets ratio, indicating a higher risk profile.

  •
  Earnings Growth Potential.  The Bank's faster balance sheet growth in comparison to the Peer Group has been supported through wholesale leveraging techniques, as the loan portfolio shrank and deposit growth only slightly exceeded the Peer Group average. The Bank will be seeking to expand on a retail basis following the offering and the strengthened pro forma capital position will support such efforts.

  •
  Return on Equity.  The Bank's pro forma capital position (on a fully-converted basis consolidated with the holding company) will approximate or modestly exceed the Peer Group average. Coupled with Abington Bank's lower pro forma ROA, the Bank's pro forma core ROE is anticipated to fall modestly below the Peer Group average over the intermediate term.

        Overall, we concluded with a slight downward adjustment for profitability, growth and viability of earnings.

3.
Asset Growth

        The Bank's recent asset growth exceeded the Peer Group average, reflecting the Bank's efforts to support earnings through wholesale leveraging in the absence of the ability to achieve growth in the loan portfolio in the low interest rate environment. The Bank's comparable to higher pro forma tangible equity-to-assets ratio suggests similar to greater leverage capacity for the Bank, particularly in view of the Bank's more favorable market area. However, recent loan shrinkage and the higher level of borrowings suggest the Bank's ability to pursue growth comparable to the Peer Group faces challenges. On balance, we believe no adjustment was warranted for this factor.

Page 4.3

4.
Primary Market Area

        The general condition of a financial institution's market area has an impact on value, as future success is in part dependent upon opportunities for profitable activities in the local market area. Operating in the suburban area north of Philadelphia, the Bank faces significant competition for loans and deposits from larger financial institutions, which provide a broader array of services and have significantly larger branch networks.

        Demographic and economic trends and characteristics in Abington Bank's primary market area are relatively favorable to the primary market areas served by the Peer Group companies (see Table 4.1). The deposit market share exhibited by the Bank was relatively limited in comparison to the Peer Group, reflecting the fact that it operates in a comparatively larger more urbanized market. As shown in Table 4.1, March 2004 unemployment rates for the majority of the markets served by the Peer Group companies were higher than the unemployment rate reflected for Montgomery County.

        On balance, we concluded that a slight upward adjustment was appropriate for the Bank's market area.

Table 4.1
Abington Bank
Peer Group Market Area Comparative Analysis

							Per Capita Income
		Estimated Population
Institution	Headquarters County			Projected Population 2008	Estimated 2000-2003 % Change	Projected 2003-2008 % Change		% State Average	Deposit Market Share(1)
		2000	2003				Amount
		(000)	(000)
Alliance Bank MHC of PA	Delaware	551	551	551	0.1%	0.0%	$30,077	121.2%	4.1%
BCSB Bancorp, Inc., MHC of MD	Baltimore	754	770	795	2.0%	3.2%	$30,456	103.0%	2.8%
Charterbank MHC of GA	Troup	59	60	62	2.5%	3.6%	$20,052	84.0%	19.6%
Gouverneur Bancorp of NY	St. Lawrence	112	111	111	-0.4%	-0.8%	$17,729	65.2%	5.0%
Greene Co. Bancorp MHC of NY	Greene	48	49	50	1.0%	1.7%	$21,243	77.9%	27.5%
Jacksonville SB MHC of IL	Morgan	37	37	37	1.8%	-0.1%	$20,359	78.4%	29.1%
Oneida Financial MHC of NY	Madison	69	71	72	1.8%	1.7%	$22,252	81.9%	36.6%
Pathfinder Bancorp MHC of NY	Oswego	122	122	123	0.0%	0.1%	$18,959	69.8%	17.6%
Rome Bancorp MHC of NY	Oneida	235	233	229	-1.1%	-1.5%	$20,966	77.2%	6.2%
Westfield Financial Group MHC of MA	Hampden	456	457	458	0.3%	0.2%	$21,405	73.5%	10.3%
Webster City Fed. Bancorp MHC of IA	Hamilton	16	16	16	-0.1%	0.0%	$21,593	95.6%	23.7%
	Averages:	224	225	228	0.7%	0.7%	$22,281	84.3%	16.6%
	Medians:	112	111	111	0.3%	0.1%	$21,243	78.4%	17.6%
Abington Bank	Montgomery	750	773	809	3.1%	4.7%	$37,021	149.7%	2.4%

(1)
Total institution deposits in headquarters county as percent of total county deposits (banks and thrifts only).

Sources: ERSI, FDIC.

Page 4.4

Table 4.2
Market Area Unemployment Rates
Abington Bank and the Peer Group Companies(1)

	Headquarters County	March 2004 Unemployment
Abington Bank—PA	Montgomery	4.4%
The Peer Group
Alliance Bank MHC—PA	Delaware	5.0%
BCSB Bankcorp MHC—MD	Baltimore	4.3
Charterbank MHC—GA	Troup	4.1
Gouverneur Bancorp MHC—NY	St. Lawrence	10.4
Greene Co. Bancorp MHC—NY	Greene	6.3
Jacksonville SB MHC—IL	Morgan	6.0
Oneida Financial MHC—NY	Madison	7.9
Pathfinder Bancorp MHC—NY	Oswego	10.2
Rome Bancorp MHC—NY	Oneida	6.2
Westfield Financial Group MHC—MA	Hampden	6.7
Webster City Fed Bancorp MHC—IA	Hamilton	4.1

(1)
Not seasonally adjusted.

Source: U.S. Bureau of Labor Statistics.

5.
Dividends

        The Bank has indicated its intention to pay an annual cash dividend. However, the amount and timing of any dividends has not yet been determined. The future declarations of dividends by the Board of Directors will depend upon a number of factors, including investment opportunities, growth objectives, financial condition, profitability, tax considerations, minimum capital requirements, regulatory limitations, stock market characteristics and general economic conditions.

        All 11 of the Peer Group companies pay regular cash dividends, with dividend yields ranging from 1.00% to 4.86% on a reported basis. The average dividend yield on the stocks of the Peer Group institutions equaled 2.58% as of May 21, 2004 (see Table 4.5). As of May 21, 2004, approximately 90% of all publicly-traded thrifts (non-MHC institutions) had adopted cash dividend policies (see Exhibit IV-1) exhibiting an average yield of 2.18% and an average payout ratio of 35.76%.

        Our valuation adjustment for dividends for Abington Bank as a MHC also considered the regulatory policy with regard to waiver of dividends by the MHC. Given that Abington Community Bancorp will be a bank holding company, the MHC will not be able to waive dividends under current Federal Reserve Board policy, unlike the eight OTS regulated holding companies comprising the Peer Group. Thus, the Bank will pay out a greater proportion of earnings once it commences a dividend policy than the Peer Group on average. While Abington Bank will not be subject to ownership dilution in a second step as a result of the payment of dividends on MHC shares, the higher payout ratio limits the Bank's dividend yield and leveraging capacity.

        On balance, we concluded that a slight downward adjustment is warranted for purposes of dividends relative to the Peer Group.

6.
Liquidity of the Shares

        The Peer Group is by definition composed of companies that are traded in the public markets. Nine of the Peer Group members trade on the NASDAQ system and two Peer Group companies trade on the AMEX. Typically, the number of shares outstanding and market capitalization provides an

Page 4.5

indication of how much liquidity there will be in a particular stock. The market capitalization of the Peer Group companies, based on the shares issued and outstanding to public shareholders (i.e., excluding the majority ownership interest owned by the respective MHCs) ranged from $11.8 million to $121.0 million as of May 21, 2004, with average and median market values of $39.8 million and $27.3 million, respectively. The shares issued and outstanding to the public shareholders of the Peer Group members ranged from 0.7 million to 4.9 million, with average and median shares outstanding of 1.9 million and 1.5 million, respectively. The Bank's minority stock offering is expected to result in shares outstanding and market capitalization that exceed the Peer Group data. Accordingly, we anticipate that the liquidity in the Bank's stock will be modestly greater relative to the Peer Group companies' stocks. Additionally, it is anticipated that the Bank's stock will be listed on NASDAQ, which would further enhance the liquidity in the Bank's stock. Overall, we concluded that a slight upward adjustment was warranted for this factor.

7.
Marketing of the Issue

        Three separate markets exist for thrift stocks: (1) the after-market for public companies, both fully-converted stock companies and MHCs, in which trading activity is regular and investment decisions are made based upon financial condition, earnings, capital, ROE, dividends and future prospects; (2) the new issue market in which converting thrifts are evaluated on the basis of the same factors but on a pro forma basis without the benefit of prior operations as a publicly-held Bank and stock trading history; and (3) the thrift acquisition market. All three of these markets were considered in the valuation of the Bank's to-be-issued stock.

  A.
  The Public Market

        The value of publicly-traded thrift stocks is easily measurable, and is tracked by most investment houses and related organizations. Exhibit IV-1 provides pricing and financial data on all publicly-traded thrifts. In general, thrift stock values react to market stimuli such as interest rates, inflation, perceived industry health, projected rates of economic growth, regulatory issues and stock market conditions in general. Exhibit IV-2 displays historical stock market trends for various indices and includes historical stock price index values for thrifts and commercial banks. Exhibit IV-3 displays historical stock price indices for thrifts only.

        In terms of assessing general stock market conditions, the performance of the overall stock market has been mixed over the past year. The broader stock market sustained a positive trend through the second half of May and into early-June 2003, as the Dow Jones Industrial Average ("DJIA") moved above 9000 on investor optimism that low interest rates, the tax-cut plan and improving consumer confidence would boost the economy. After experiencing a mild set back following an earnings warning from Motorola and news of a shake-up in Freddie Mac's top management due to accounting concerns, the stock market recovered in mid-June on growing expectations that the Federal Reserve would cut rates further to stimulate the economy. Stocks eased lower at the close of the second quarter largely on profit taking.

        The broader stock market surged higher at the beginning of the third quarter of 2003 on growing optimism about the economy and the sustainability of the bull market. The NASDAQ posted a 14-month high in early-July, before declining slightly on profit taking and disappointing economic data related to an increase in jobless claims. Generally upbeat second quarter earnings and more signs of an economic upturn provided for a positive trend in the broader stock market in mid- and late-July, as the DJIA posted its fifth straight monthly gain. Economic data that showed a strengthening economy, particularly in the manufacturing sector, sustained the upward momentum in stocks through August and into-early September, as the DJIA and NASDAQ posted respective 14-month and 16-month highs. Stocks retreated following the release of August employment data which showed further job losses, but then recovered in mid-September as the Federal Reserve indicated that it would not raise rates in the near term. Weaker than expected numbers for consumer confidence and manufacturing activity pulled the boarder market lower at the close of the third quarter, which ended a streak of six monthly gains in the DJIA.

Page 4.6

        Comparatively, at the start of the fourth quarter stocks showed renewed strength, as optimism about third quarter earnings and employment data for September provided a boost to stocks. In mid-October, the DJIA and the NASDAQ hit 16- and 19-month highs, respectively, primarily on the basis of some favorable third quarter earnings reports. The broader stock market rally cooled in mid-October, as the result of profit taking and the posting of some less favorable third quarter earnings by some of the bellwether technology and manufacturing stocks. Indications that the economic recovery was gaining momentum, including an annualized GDP growth rate of 8.2% in the third quarter, as well as the Federal Reserve's statement that it would not raise its target interest rates for a considerable period, supported a stock market rally during late-October and into early-November. Despite upbeat economic news, including employment data that showed the size of the U.S. workforce increased in October, stocks edged lower in mid-November on profit taking and concerns over increased terrorism in the Middle East. In late-November and early-December 2003, positive economic news such as improved third quarter corporate profits and a strong start to the Christmas shopping season provided a boost to stocks. Stocks continued to move higher at the close of 2003, as key sectors of the economy continued to show signs of strengthening.

        Year end momentum in the stock market was sustained at the beginning of 2004, reflecting generally favorable fourth quarter earnings and an increase in consumer confidence. Profit taking and slower than expected GDP growth in the fourth quarter of 2003 caused stocks to falter in late-January. However, aided by January employment data that showed jobs were added and a decline in the national unemployment rate to 5.6%, the broader stock market moved higher during the first half of February. Stocks generally declined during the balance of February and during the first half of March, reflecting valuation concerns following a year of strong gains and weaker than expected job growth during February. Concerns about terrorism and higher oil prices caused stocks to tumble in late-March, before rebounding at the close of the first quarter on more attractive fundamentals and optimism about first quarter earnings.

        Stocks moved higher in early April 2004, as investors reacted favorable to a strong employment report for March. For the balance of April trading in the broader market produced uneven results, as generally favorable first quarter earnings and strong economic data weighed against the growing threat of inflation and higher interest rates. The DJIA closed below 10000 for the first time in 2004 in the second week of May, as strong job growth during April raised expectations of a rate increase by the Federal Reserve. The downward trend in stocks prevailed through most of May, on concerns about higher oil prices, violence in the Middle East and higher interest rates. As an indication of the general trends in the nation's stock markets over the past year, as of May 21, 2004, the DJIA closed at 9966.74 an increase of 15.9% from one year ago and a decline of 4.7% year-to-date, and the NASDAQ closed at 1912.09, an increase of 26.6% from one year ago and a decline of 4.6% year-to-date. The Standard & Poors 500 Index closed at 1093.56 on May 21, 2004 an increase of 17.2% from one year ago and a decline of 1.7% year-to-date.

        The market for thrift stocks has been mixed during the past twelve months, but, in general, thrift stocks have appreciated in conjunction with the broader market. Thrift stocks participated in the broader stock market rally in late-May and the first half of June 2003, largely on the basis of recent deal activity in the thrift sector and some favorable economic data. Freddie Mac's management shake-up had a negative ripple effect throughout the thrift sector, but the pullback was only temporary as thrift issues recovered in conjunction with the broader stock market. Profit taking pulled the thrift sector lower in late-June. However, thrift issues recovered modestly at the close of the second quarter, which was supported by merger speculation following New York Community Bancorp's announced acquisition of Roslyn Bancorp.

        The rally in the broader stock market combined with acquisition speculation in certain regional markets lifted thrift issues higher at the beginning of the third quarter of 2003. Thrift issues traded in a narrow range through most of July, reflecting mixed earnings in the sector. Higher mortgage rates and

Page 4.7

strength in technology stocks pushed thrift stocks lower in early-August, as investors rotated into sectors that were expected to benefit from an economic recovery. After edging higher in mid-August, thrift stocks eased lower at the end of August on expectations that interest rates would continue to move higher as the economic recovery gained momentum. Merger activity and acquisition speculation in the thrift sector provided a boost to thrift prices in early-September. After easing lower into mid-September on data that showed a slow down in refinancing activity, thrift stocks strengthened following the Federal Reserve's decision to leave interest rates unchanged at its mid-September meeting.

        After following the broader stock market lower in late-September 2003, thrift issues posted solid gains at the beginning of the fourth quarter. A rally in the broader stock market and acquisition activity were noteworthy factors that supported the positive trend in thrift stocks. Following a two week run-up, thrift stocks declined in mid-October on profit taking and a pullback in the broader market. Merger activity, most notably Bank America's announced acquisition of FleetBoston Financial Corp., along with strength in the broader market, provided for gains in the thrift sector during late-October. The positive trend in thrift stocks carried into early-November, reflecting expectations of improving net interest margins and more consolidation of thrifts. Thrifts stocks eased lower in mid-November in conjunction with the decline in the broader market. In late-November and early-December 2003, thrift stocks followed the broader market higher and then stabilized at the close of the fourth quarter.

        After trading in a narrow range at the beginning of 2004, thrift issues trended higher in late-January and the first half of February. The positive trend was supported by further consolidation in the thrift sector, including GreenPoint Financial's agreement to sell to North Fork Bancorp, as well as generally favorable fourth quarter earnings. Indications that interest rates would continue to remain low provided further support to thrift prices. Thrift stocks followed the broader market lower in mid-February, before recovering in late-February following a dip in long term Treasury yields. Thrift issues generally experienced some selling pressure during the first half of March, reflecting profit taking and weakness in the broader stock market. Higher interest rates and weakness in the broader market pressured thrift issues lower in late-March, which was followed by an upward move in thrift prices at the close of the first quarter.

        Thrifts stocks generally traded lower at the start of the second quarter of 2004, as a strong employment report for March pushed interest rates higher. Higher interest rates and inflation worries pressured interest rate sensitive issues lower through most of April, with the sell-off sharpening in early-May following another strong employment report for April. Thrift stocks recovered modestly in mid-May as the yield on 10-year Treasury declined slightly. Acquisition speculation involving the sale of Washington Mutual lifted the thrift sector higher in last week of May. On May 21, 2004, the SNL Index for all publicly-traded thrifts closed at 1,468.1, an increase of 22.1% from one year ago and a decline of 1.0% year-to-date. The SNL MHC Index closed at 2,550.7 on May 21, 2004, an increase of 34.2% from one year ago and a decline of 4.2% year-to-date.

  B.
  The New Issue Market

        In addition to thrift stock market conditions in general, the new issue market for converting thrifts is also an important consideration in determining the Company's pro forma market value. The new issue market is separate and distinct from the market for seasoned thrift stocks in that the pricing ratios for converting issues are computed on a pro forma basis, specifically: (1) the numerator and denominator are both impacted by the conversion offering amount, unlike existing stock issues in which price change affects only the numerator; and (2) the pro forma pricing ratio incorporates assumptions regarding source and use of proceeds, effective tax rates, stock plan purchases, etc. which impact pro forma financials, whereas pricing for existing issues are based on reported financials. The distinction between pricing of converting and existing issues is perhaps no clearer than in the case of the price/tangible book ("P/TB") ratio in that the P/TB ratio of a converting thrift will typically result in a

Page 4.8

discount to tangible book value whereas in the current market for existing thrifts the P/TB ratio often reflects a premium to tangible book value. Therefore, it is appropriate to also consider the market for new issues, both at the time of the conversion and in the aftermarket.

        Thrift offerings completed in 2004 have generally been well received, with most offerings being oversubscribed and trading higher in initial trading activity. However, reflecting the general pull back in thrift stocks, the most recent standard conversion, SE Financial Corp., traded below its IPO price in initial trading activity and the recently completed MHC offerings have traded down from their initial price appreciation following the close of their respective offerings. As shown in Table 4.3, two standard conversion offerings and five mutual holding company offerings were completed during the past three months. The mutual holding company offerings are considered to be more relevant for our analysis. All five of the MHC offerings were closed at the top of the super range. On a fully-converted basis, the average closing pro forma price/tangible book ratios of the recent MHC offerings equaled 88.5%. On average, the prices of the recent MHC offerings reflected price appreciation of 27.0% after the first week of trading and then reflected lower price appreciation of 17.3% after one month of trading following the recent market correction.

  C.
  The Acquisition Market

        Also considered in the valuation was the potential impact on Abington Bank's stock price of recently completed and pending acquisitions of other savings institutions operating in Pennsylvania. As shown in Exhibit IV-4, there were six Pennsylvania thrift acquisitions completed from 2003 through year-to-date 2004, and there is currently one acquisition pending of a Pennsylvania savings institution. To the extent that acquisition speculation may impact the Bank's valuation, we have largely taken this into account in selecting companies which operate in the MHC form of ownership. Accordingly, the Peer Group companies are considered to be subject to the same type of acquisition speculation that may influence Abington Bank's trading price.

* * * * * * * * * * *

        In determining our valuation adjustment for marketing of the issue, we considered trends in both the overall thrift market, the new issue market including the new issue market for MHC shares and the local acquisition market for thrift stocks. Taking these factors and trends into account, RP Financial concluded that no adjustment was appropriate in the valuation analysis for purposes of marketing of the issue.

Page 4.9

Table 4.3
Pricing Characteristics and After-Market Trends
Recent Conversions Completed (Last Three Months)

Institutional Information				Pre-Conversion Data				Offering Information				Contribution to Charitable Pound		Insider Purchases
				Financial Info.		Asset Quality								Benefit Plans
Institution	ST	Conversion Date	Ticker	Assets	Equity/ Assets	NPAs/ Assets	Res. Cov.	Gross Proc.	% Offered	% of Mid.	Exp./ Proc.	Form	% of Offering	ESOP	Recog. Plans	Mgmt. & Dirs.	Initial Dividend Yield
				($Mil)	(%)	(%)	(%)	($Mil)	(%)	(%)	(%)		(%)	(%)	(%)	(%)(2)	(%)
Standard Conversions
SE Financial Corp.	PA	5/6/2004	SEFL-OTS BB	$86	9.22%	0.22%	150%	$25.8	100%	132%	2.2%	NA	NA	8.0%	4.0%	3.9%	0.00%
NewAlliance Bancshares, Inc.* (1)(7)	NJ	4/2/2004	NABC-NASDAQ	$5,372	8.63%	0.35%	464%	$1,024.9	100%	132%	1.3%	Stock	3.9%	7.0%	4.0%	0.3%	0.00%
Averages — Standard Conversions:				$2,729	8.93%	0.29%	307%	$525.4	100%	132%	1.7%	N.A.	N.A.	7.5%	4.0%	2.1%	0.00%
Medians — Standard Conversions:				$2,729	8.93%	0.29%	307%	$525.4	100%	132%	1.7%	N.A.	N.A.	7.5%	4.0%	2.1%	0.00%
Second Step Conversions
Averages — Second Step Conversions:
Medians — Second Step Conversions:
Mutual Holding Company Conversions
Wawel Savings Bank	NJ	4/1/2004	WAWL-OTC BB	$65	8.76%	0.48%	113%	$8.0	38%	132%	4.1%	N.A	N.A	8.0%	5.3%	9.9%	0.00%
Osage Federal Financial, Inc.	OK	4/1/2004	OFFO-OTC BB	$79	9.70%	0.22%	1291%	$6.8	30%	132%	5.3%	N.A	N.A	8.0%	6.7%	16.7%	0.00%
K-Fed Bancorp* (9)	CA	3/31/2004	KFED-NASDAQ	$874	4.20%	0.02%	2533%	$56.9	39%	132%	2.8%	N.A	N.A	8.0%	4.0%	4.5%	0.00%
Citizens Community Bncrp, Inc.* (9)	WI	3/30/2004	CZWI-OTC BB	$134	8.36%	0.45%	80%	$9.8	32%	132%	6.0%	N.A	N.A	12.2%	6.1%	10.8%	0.00%
Clifton Savings Bancorp, Inc.	NJ	3/4/2004	CSBK-NASDAQ	$636	11.93%	0.00%	NM	$137.4	45%	132%	2.3%	N.A	N.A	8.0%	7.2%	0.4%	0.00%
Averages — Mutual Holding Company Conversions:				$358	8.59%	0.23%	1004%	$43.8	37%	132%	4.1%	NA	NA	8.8%	5.8%	8.4%	0.00%
Medians — Mutual Holding Company Conversions:				$134	8.76%	0.22%	702%	$9.8	38%	132%	4.1%	NA	NA	8.0%	6.1%	9.9%	0.00%
Averages — All Conversions:				$1,035	8.69%	0.25%	772%	$181.4	55%	132%	3.4%	NA	NA	8.5%	5.3%	6.6%	0.00%
Medians — All Conversions:				$134	8.76%	0.22%	307%	$25.8	39%	132%	2.8%	NA	NA	8.0%	5.3%	4.5%	0.00%

Page 4.10

				Pro Forma Data							Post-IPO Pricing Trends
				Pricing Ratios(3)			Financial Charac.				Closing Price
Institution	ST	Conversion Date	Ticker	P/TB	Core P/E	P/A	Core ROA	TE/A	Core ROE	IPO Price	First Trading Day	% Change	After First Week(4)	% Change	After First Month(5)	% Change
				(%)	(x)	(%)	(%)	(%)	(%)	($)	($)	(%)	($)	(%)	($)	(%)
Standard Conversions
SE Financial Corp.	PA	5/6/2004	SEFL-OTS BB	85.7%	41.7x	23.8%	0.6%	27.8%	2.1%	$10.00	$9.95	-0.5%	$9.85	-1.5%	$9.70	-3.0%
NewAlliance Bancshares, Inc.* (1)(7)	NJ	4/2/2004	NABC-NASDAQ	129.0%	27.6x	18.1%	0.7%	14.0%	3.0%	$10.00	$15.17	51.7%	$14.53	45.3%	$13.65	36.5%
Averages — Standard Conversions:				107.4%	34.7x	20.9%	0.6%	20.9%	2.5%	$10.00	$12.56	25.6%	$12.19	21.9%	$11.68	16.8%
Medians — Standard Conversions:				107.4%	34.7x	20.9%	0.6%	20.9%	2.5%	$10.00	$12.56	25.6%	$12.19	21.9%	$11.68	16.8%
Second Step Conversions
Averages — Second Step Conversions:
Medians — Second Step Conversions:
Mutual Holding Company Conversions
Wawel Savings Bank	NJ	4/1/2004	WAWL-OTC BB	91.1%	28.0x	25.6%	1.1%	17.8%	6.3%	$10.00	$12.95	29.5%	$12.50	25.0%	$11.15	11.5%
Osage Federal Financial, Inc.	OK	4/1/2004	OFFO-OTC BB	87.9%	79.2x	23.4%	0.4%	15.5%	2.5%	$10.00	$12.00	20.0%	$12.25	22.5%	$10.95	9.5%
K-Fed Bancorp* (9)	CA	3/31/2004	KFED-NASDAQ	90.7%	66.6x	14.6%	0.3%	9.2%	2.9%	$10.00	$13.49	34.9%	$12.93	29.3%	$11.59	15.9%
Citizens Community Bncrp, Inc.* (9)	WI	3/30/2004	CZWI-OTC BB	82.1%	51.6x	19.1%	0.4%	12.9%	3.3%	$10.00	$12.37	23.7%	$12.75	27.5%	$11.80	18.0%
Clifton Savings Bancorp, Inc.	NJ	3/4/2004	CSBK-NASDAQ	90.5%	64.5x	34.0%	0.5%	25.3%	1.9%	$10.00	$12.25	22.5%	$14.09	40.9%	$13.29	32.9%
Averages — Mutual Holding Company Conversions:				88.5%	58.0x	23.3%	0.5%	16.1%	3.4%	$10.00	$12.61	26.1%	$12.90	29.0%	$11.76	17.6%
Medians — Mutual Holding Company Conversions:				90.5%	64.5x	23.4%	0.4%	15.5%	2.9%	$10.00	$12.37	23.7%	$12.75	27.5%	$11.59	15.9%
Averages — All Conversions:				93.9%	51.3x	22.6%	0.6%	17.5%	3.1%	$10.00	$12.60	26.0%	$12.70	27.0%	$11.73	17.3%
Medians — All Conversions:				90.5%	51.6x	23.4%	0.5%	15.5%	2.9%	$10.00	$12.37	23.7%	$12.75	27.5%	$11.59	15.9%

Note: * — Appraisal performed by RP Financial; "NT" — Not Traded; "NA" — Not Applicable, Not Available; C/S-Cash/Stock.

(1)
Non-OTS regulated thrift.
(2)
As a percent of MHC offering for MHC transactions.
(3)
Does not take into account the adoption of SOP 93-6.
(4)
Latest price if offering is less than one week old.
(5)
Latest price if offering is more than one week but less than one month old.
(6)
Mutual holding company pro forma data on full conversion basis.
(7)
Simultaneously completed acquisition of another financial institution.
(8)
Simultaneously converted to a commercial bank charter.
(9)
Former credit union.

May 21, 2004

Page 4.11

8.
Management

        Abington Bank's management team appears to have experience and expertise in all of the key areas of the Bank's operations. Exhibit IV-5 provides summary resumes of Abington Bank's Board of Directors and senior management. The Bank, given its asset size, has been effective in implementing an operating strategy that can be well managed by the Bank's present organizational structure as indicated by the financial characteristics of the Bank. Abington Bank currently does not have any executive management positions that are vacant.

        Similarly, the returns, capital positions and other operating measures of the Peer Group companies are indicative of well-managed financial institutions, which have Boards and management teams that have been effective in implementing competitive operating strategies. Therefore, on balance, we concluded no valuation adjustment relative to the Peer Group was appropriate for this factor.

9.
Effect of Government Regulation and Regulatory Reform

        In summary, as a federally-insured savings and loan association operating in the MHC form of ownership, Abington Bank will operate in substantially the same regulatory environment as the Peer Group members—all of whom are adequately capitalized institutions and are operating with no apparent restrictions. Exhibit IV-6 reflects the Bank's pro forma regulatory capital ratios. The one difference noted between Abington Bank and the majority of Peer Group companies that operate as OTS regulated mutual holding companies was in the area of regulatory policy regarding dividend waivers (see the discussion above for "Dividends"). Since this factor was already accounted for in the "Dividends" section of this appraisal, no further adjustment has been applied for the effect of government regulation and regulatory reform.

Summary of Adjustments

        Overall, based on the factors discussed above, we concluded that the Bank's pro forma market value should reflect the following valuation adjustments relative to the Peer Group:

Key Valuation Parameters:	Valuation Adjustment
Financial Condition	No Adjustment
Profitability, Growth and Viability of Earnings	Slight Downward
Asset Growth	No Adjustment
Primary Market Area	Slight Upward
Dividends	Slight Downward
Liquidity of the Shares	Slight Upward
Marketing of the Issue	No Adjustment
Management	No Adjustment
Effect of Government Regulations and Regulatory Reform	No Adjustment

Basis of Valuation—Fully-Converted Pricing Ratios

        As indicated in Chapter III, the valuation analysis included in this section places the Peer Group institutions on equal footing by restating their financial data and pricing ratios on a "fully-converted" basis. We believe there are a number of characteristics of MHC shares that make them different from the shares of fully-converted companies. These factors include: (1) lower aftermarket liquidity in the MHC shares since less than 50% of the shares are available for trading; (2) no opportunity for public shareholders to exercise voting control, thus limiting the potential for acquisition speculation in the stock price; (3) the potential pro forma impact of second-step conversions on the pricing of MHC institutions; (4) the regulatory policies regarding the dividend waiver policy by MHC institutions; and (5) the middle-tier structure maintained by certain MHCs which facilitates the ability for stock repurchases. The above characteristics of MHC shares have provided MHC shares with different

Page 4.12

trading characteristics versus fully-converted companies. To account for the unique trading characteristics of MHC shares, RP Financial has placed the financial data and pricing ratios of the Peer Group on a fully-converted basis to make them comparable for valuation purposes. Using the per share and pricing information of the Peer Group on a fully-converted basis accomplishes a number of objectives. First, such figures eliminate distortions that result when trying to compare institutions that have different public ownership interests outstanding. Secondly, such an analysis provides ratios that are comparable to the pricing information of fully-converted public companies, and more importantly, are directly applicable to determining the pro forma market value range of the 100% ownership interest in Abington Bank as an MHC. Lastly, such an analysis allows for consideration of the potential dilutive impact of dividend waiver policies adopted by the Federal agencies. This technique is validated by the investment community's evaluation of MHC pricing, which also incorporates the pro forma impact of a second-step conversion based on the current market price.

        To calculate the fully-converted pricing information for MHCs, the reported financial information for the public MHCs must incorporate the following assumptions, based on completed second step conversions to date: (1) all shares owned by the MHC are assumed to be sold at the current trading price in a second step-conversion; (2) the gross proceeds from such a sale were adjusted to reflect reasonable offering expenses and standard stock based benefit plan parameters that would be factored into a second-step conversion of MHC institutions; (3) net proceeds are assumed to be reinvested at market rates on an after-tax basis; and (4) for FDIC-regulated institutions, the public ownership interest is adjusted to reflect the pro forma impact of the waived dividends pursuant to applicable regulatory policy. Book value per share and earnings per share figures for the public MHCs were adjusted by the impact of the assumed second step conversion, resulting in an estimation of book value per share and earnings per share figures on a fully-converted basis. Table 4.4 on the following page shows the calculation of per share financial data (fully-converted basis) for each of the 11 public MHC institutions that form the Peer Group.

Page 4.13

Table 4.4
Calculation of Implied Per Share Data — Incorporating MHC Second Step Conversion
Comparable Institution Analysis
For the Twelve Months Ended March 31, 2004

		Current Ownership			Current Per Share Data (MHC Ratios)					Impact of Second Step Conversion(4)				Pro Forma Per Share Data (Fully-Converted)(4)					Pro Forma(5)
		Total Shares	Public Shares	MHC Shares		Core EPS	Book Value	Tang. Book		Share Price	Gross Proceeds(1)	Net Incr. Capital(2)	Net Incr. Income(3)		Core EPS	Book Value	Tang. Book		Public Pct.
					EPS				Assets					EPS				Assets		Dilution
		(000)	(000)	(000)	($)	($)	($)	($)	($)	($)	($000)	($000)	($000)	($)	($)	($)	($)	($)	(%)	(%)
Publicly-Traded MHC Institutions
ALLB	Alliance Bank MHC of PA (20.0)	3,441	688	2,753	0.63	0.63	10.21	10.21	108.80	29.28	87,276	81,311	957	0.85	0.85	31.74	31.74	124.21	18.8	-1.20
BCSB	BCSB Bankcorp MHC of MD (36.4)	5,899	2,144	3,755	0.07	0.04	7.77	7.31	123.88	14.85	55,762	47,955	519	0.16	0.13	15.90	15.44	132.01	36.3	0.00
CHFN	Charter Fincl MHC of GA (19.0)	19,570	3,713	15,857	0.32	0.19	12.92	12.62	51.91	32.57	516,462	444,158	4,806	0.57	0.44	35.62	35.32	74.61	19.0	0.00
GCBC	Green Co Bcrp MHC of NY (43.9)	2,053	901	1,152	1.31	1.31	14.70	14.70	133.76	30.30	34,906	30,019	325	1.47	1.47	29.32	29.32	148.38	43.9	0.00
GOV	Gouverneur Bcp MHC of NY(42.5)	2,282	971	1,311	0.33	0.31	7.80	7.80	42.03	12.10	15,863	13,642	148	0.39	0.37	13.78	13.78	48.01	42.6	0.00
JXSB	Jcksnville Bcp MHC of IL(46.3)	1,952	903	1,049	0.32	0.01	10.75	9.18	135.86	14.00	14,686	12,630	137	0.39	0.08	17.22	15.65	142.33	46.3	0.00
ONFC	Oneida Fincl MHC of NY (42.2)	7,453	3,143	4,310	0.40	0.32	6.95	5.24	57.25	9.04	38,962	33,508	363	0.45	0.37	11.45	9.74	61.75	42.2	0.00
PBHC	Pathfinder BC MHC of NY (36.8)	2,504	921	1,583	0.66	0.50	8.70	6.83	111.00	15.50	24,537	21,101	228	0.75	0.59	17.13	15.26	119.43	36.8	0.00
ROME	Rome Bncp Inc MHC of NY (38.9)	4,243	1,641	2,602	0.34	0.44	8.35	8.35	61.19	32.01	83,290	71,629	775	0.52	0.62	25.23	25.23	78.07	38.7	0.00
WCFB	Wbstr Cty Fed MHC of IA (39.0)	3,772	1,472	2,300	0.31	0.31	6.04	6.01	27.92	14.00	32,200	27,692	300	0.39	0.39	13.38	13.35	35.26	39.0	0.00
WFD	Westfield Finl MHC of MA(46.5)	10,484	4,877	5,607	0.35	0.32	11.90	11.90	75.85	20.00	112,140	96,440	1,044	0.45	0.42	21.10	21.10	85.05	46.5	0.00

(1)
Gross proceeds calculated as stock price multiplied by the number of shares owned by the mutual holding company (i.e., non-public shares).

(2)
Net increase in capital reflects gross proceeds less offering expenses, contra-equity account for leveraged ESOP and deferred compensation account for restricted stock plan. For institutions with assets at the MHC level, the net increase in capital also includes consolidation of MHC assets with the capital of the institution concurrent with hypothetical second step.

Offering expense percent	2.00%
ESOP percent purchase	8.00%
Recognition plan percent	4.00%
(3)
Net increase in earnings reflects after-tax reinvestment income (assumes ESOP and recognition plan do not generate reinvestment income), less after-tax ESOP amortization and recognition plan vesting:

After-tax reinvestment	2.31%
ESOP loan term (years)	10
Recognition plan vesting (years)	5
Effective tax rate	34.00%
(4)
Figures reflect adjustments to "non-grandfathered" companies to reflect dilutive impact of cumulative dividends waived by the MHC (reflect FDIC policy regarding waived dividends).

(5)
Reflects pro forma ownership position of minority stockholders after taking into account the OTS and FDIC policies regarding waived dividends assuming a hypothetical second step.

For OTS "grandfathered" companies, dilution reflects excess waived dividends and MHC assets. For all other companies, dilution reflects all waived dividends and MHC assets.

Source:
Corporate reports, offering circulars, and RP® Financial, LC. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2003 by RP® Financial, LC.

Page 4.14

Valuation Approaches: Fully-Converted Basis

        In applying the accepted valuation methodology promulgated by the OTS and adopted by the FDIC, i.e., the pro forma market value approach, including the fully-converted analysis described above, we considered the three key pricing ratios in valuing Abington Bank's to-be-issued stock—price/earnings ("P/E"), price/book ("P/B"), and price/assets ("P/A") approaches—all performed on a pro forma basis including the effects of the stock proceeds. In computing the pro forma impact of the conversion and the related pricing ratios, we have incorporated thevaluation parameters disclosed in Abington Bank's prospectus for reinvestment rate, effective tax rate and stock benefit plan assumptions (summarized in Exhibits IV-7 and IV-8). Pursuant to the minority stock offering, we have also incorporated the valuation parameters disclosed in Abington Bank's prospectus for offering expenses. The assumptions utilized in the pro forma analysis in calculating the Bank's full conversion value are described more fully below.

  •
  Conversion Expenses. Offering expenses have been assumed to equal 3.0% of the gross proceeds, which is typical of the level of offering expenses recorded in offerings that were comparable to the Bank's full conversion value.

  •
  Effective Tax Rate. The Bank has determined the marginal effective tax rate on the net reinvestment benefit of the conversion proceeds to be 34%.

  •
  Reinvestment Rate. The pro forma section in the prospectus incorporates a 1.20% reinvestment rate, equivalent to the average of the prevailing yield for a U.S. Treasury bills with a one year maturity as of March 31, 2004.

  •
  Stock Benefit Plans. The assumptions for the stock benefit plans, i.e., the ESOP and Recognition Plan, are consistent with the structure as approved by the Bank's Board and the disclosure in the pro forma section of the prospectus. Specifically, the ESOP is assumed to purchase 8.0% of the stock in conversion at the initial public offering price, with the Bank funded ESOP loan amortized on a straight-line basis over 15 years. The Recognition Plan is assumed to purchase 4.0% of the stock in the aftermarket at a price equivalent to the initial public offering price and will be amortized on a straight-line basis over five years.

        In our estimate of value, we assessed the relationship of the pro forma pricing ratios relative to the Peer Group, recent conversions and MHC offerings.

        RP Financial's valuation placed an emphasis on the following:

  •
  P/E Approach. The P/E approach is generally the best indicator of long-term value for a stock. Given the similarities between the Bank's and the Peer Group's earnings composition and overall financial condition, the P/E approach was carefully considered in this valuation. At the same time, recognizing that (1) the earnings multiples will be evaluated on a pro forma fully-converted basis for the Bank as well as for the Peer Group and (2) the Peer Group on average has had the opportunity to realize the benefit of reinvesting the minority offering proceeds, we also gave weight to the other valuation approaches.

  •
  P/B Approach. P/B ratios have generally served as a useful benchmark in the valuation of thrift stocks, particularly in the context of an initial public offering, as the earnings approach involves assumptions regarding the use of proceeds. RP Financial considered the P/B approach to be a valuable indicator of pro forma value taking into account the pricing ratios under the P/E and P/A approaches. We have also modified the P/B approach to exclude the impact of intangible assets (i.e., price/tangible book value or "P/TB"), in that the investment community frequently makes this adjustment in its evaluation of this pricing approach.

  •
  P/A Approach. P/A ratios are generally a less reliable indicator of market value, as investors typically assign less weight to assets and attribute greater weight to book value and earnings. Furthermore, this approach as set forth in the regulatory valuation guidelines does not take into account the amount of stock purchases funded by deposit withdrawals, thus understating the pro forma P/A ratio. At the same time, the P/A ratio is an indicator of franchise value, and, in the case of highly capitalized institutions, high P/A ratios may limit the investment community's willingness to pay market multiples for earnings or book value when ROE is expected to be low.

        The Bank will adopt Statement of Position ("SOP") 93-6, which will cause earnings per share computations to be based on shares issued and outstanding excluding unreleased ESOP shares. For purposes of preparing the pro forma pricing analyses, we have reflected all shares issued in the offering, including all ESOP shares, to capture the full dilutive impact, particularly since the ESOP shares are economically dilutive, receive dividends and can be voted. However, we did consider the impact of the adoption of SOP 93-6 in the valuation.

Page 4.15

        Based on the application of the three valuation approaches, taking into consideration the valuation adjustments discussed above, RP Financial concluded that as of May 21, 2004 the pro forma market value of Abington Bank's full conversion offering equaled $120,000,000 at the midpoint, equal to 12,000,000 shares at $10.00 per share.

        1.    Price-to-Earnings ("P/E").    The application of the P/E valuation method requires calculating the Bank's pro forma market value by applying a valuation P/E multiple (fully-converted basis) to the pro forma earnings base. In applying this technique, we considered both reported earnings and a recurring earnings base, that is, earnings adjusted to exclude any one-time non-operating items, plus the estimated after-tax earnings benefit of the reinvestment of the net proceeds. The Bank's reported earnings equaled $3,778,000 for the 12 months ended March 31, 2004. In deriving Abington Bank's core earnings, the only adjustment made to reported earnings was to eliminate a non-recurring income on gains on the sale of various properties equal to $91,000. As shown below, on a tax effected basis, assuming an effective marginal tax rate of 34% for the gains eliminated, the Bank's core earnings were determined to equal $3,653,000 for the 12 months ended March 31, 2004 (Note: see Exhibit IV-9 for the adjustments applied to the Peer Group's earnings in the calculation of core earnings).

Amount ($000)
Net income	$3,778
Adjustment for non-recurring items(1)	60

Core earnings estimate	$3,718

(1)
Non-recurring expense of $91,000, tax effected at 34%.

        Based on Abington Bank's reported and estimated core earnings, and incorporating the impact of the pro forma assumptions discussed previously, the Bank's pro forma reported and core P/E multiples (fully-converted basis) at the $120.0 million midpoint value equaled 34.00 times and 34.58 times, respectively, indicating a premium of 11.9% and 9.1% respectively, to the Peer Group's average reported and core P/E multiples (fully-converted basis) of 30.38 times and 31.71 times, respectively (see Table 4.5). At the supermaximum of the valuation range, the Bank's pro forma reported and core P/E multiples (fully-converted basis) equaled 46.00 times and 46.82 times, respectively, indicating premiums of 51.4% and 50.5% relative to the comparative Peer Group average multiples. The implied discounts or premiums reflected in the Bank's pro forma P/E multiples take into consideration the Bank's pro forma P/B and P/A ratios. On a reported basis, the Bank's pro forma P/E multiples based on reported and core earnings equaled 35.47 and 36.11 times at the midpoint, respectively (see Table 4.6). At the supermaximum of the range, the Bank's reported and core earnings multiples based on the minority stock offering equaled 48.71 and 49.62 times, respectively. In comparison, the Peer Group average multiples based on reported and core earnings equaled 34.47 and 35.51 times, respectively.

        2.    Price-to-Book ("P/B").    The application of the P/B valuation method requires calculating the Company's pro forma market value by applying a valuation P/B ratio, as derived from the Peer Group's P/B ratio (fully-converted basis), to Abington Bank's pro forma book value (fully-converted basis). Based on the $120.0 million midpoint valuation, Abington Bank's pro forma P/B and P/TB ratios both equaled 76.63%. In comparison to the average P/B and P/TB ratios for the Peer Group of 95.02% and 98.38%, the Bank's ratios reflected a discount of 19.4% on a P/B basis and a discount of 22.1% on a P/TB basis. At the supermaximum of the valuation range, the Bank's pro forma P/B and P/TB ratios (fully-converted basis) equaled 83.75%, indicating discounts of 11.9% and 14.9% relative to the comparative Peer Group average multiples. RP Financial considered the foregoing discounts under the P/B approach to be reasonable, in light of the previously referenced valuation adjustments, the nature of the calculation of the P/B ratio which mathematically results in a ratio discounted to book value and the resulting premium pricing ratios indicated under the earnings approach.

        On a reported basis (that is, on a current mutual holding company basis), the Bank's pro forma P/B and P/TB ratios equaled 127.81% at the midpoint (see Table 4.6). In comparison, the Peer Group average ratios based on reported and tangible book value equaled 210.26% and 222.33%, respectively, which results in a discount in the range of 40%, based on the Bank's pro forma midpoint value and in the range of 30% based on the Bank's pro forma P/B ratio at the supermaximum of the offering range.

        3.    Price-to-Assets ("P/A").    The P/A valuation methodology determines market value by applying a valuation P/A ratio (fully-converted basis) to the Bank's pro forma asset base, conservatively assuming no deposit withdrawals are made to fund stock purchases. In all likelihood there will be deposit withdrawals, which results in understating the pro forma P/A ratio which is computed herein. At the midpoint of the valuation range, Abington Bank's full conversion value equaled 16.83% of pro forma assets. Comparatively, the Peer Group companies exhibited an average P/A ratio (fully-converted basis) of 24.16%, and thus, the Bank's pro forma P/A ratio (fully-converted

Page 4.16

basis) reflects a 30.3% discount relative to the Peer Group average. On a reported basis, the Bank's pro forma P/A ratio equaled 18.45%, which implies a discount of 37.0% relative to the Peer Group's average P/A ratio of 29.27%.

Comparison to Recent Conversions and MHC Offerings

        As indicated at the beginning of this chapter, RP Financial's analysis of recent conversion and MHC offering pricing characteristics at closing and in the aftermarket has been limited to a "technical" analysis and, thus, the pricing characteristics of recent conversion offerings can not be a primary determinate of value. Particular focus was placed on the P/TB approach in this analysis, since the P/E multiples do not reflect the actual impact of reinvestment and the source of the stock proceeds (i.e., external funds vs. deposit withdrawals). The five recently completed MHC offerings closed at a price/tangible book ratio of 88.5% (fully-converted basis) and, on average, appreciated 27.0% during the first week of trading and then reflected lower price appreciation of 17.3% after one month of trading. In comparison, the Bank's P/TB ratio of 76.6% at the midpoint value reflects an implied discount of 13.5% relative to the average closing P/TB ratio of the recent MHC offerings. At the top of the superrange, the Bank's P/TB ratio of 83.8% reflected an implied discount of 5.3% relative to the average closing P/TB ratio of the recent MHC offerings. Of the five recent MHC offerings, only K-Fed Bancorp and Clifton Savings Bancorp were traded on NASDAQ. Based on K-Fed Bancorp's and Clifton Savings Bancorp's average current P/TB ratio of 99.4% (fully-converted basis), the Bank's P/TB ratio at the midpoint reflects an implied discount of 22.9% and at the top of the superrange reflects an implied discount of 15.7%.

Valuation Conclusion

        Based on the foregoing, it is our opinion that, as of May 21, 2004, the estimated aggregate pro forma market value of the shares to be issued immediately following the conversion, including the shares issued publicly, as well as to the MHC, equaled $120,000,000 at the midpoint, equal to 12,000,000 shares offered at a per share value of $10.00. Pursuant to conversion guidelines, the 15% offering range indicates a minimum value of $102.0 million and a maximum value of $138.0 million. Based on the $10.00 per share offering price determined by the Board, this valuation range equates to total shares outstanding of 10,200,000 at the minimum and 13,800,000 at the maximum. In the event the appraised value is subject to an increase, the aggregate pro forma market value may be increased up to a supermaximum value of $15.870 million without a resolicitation. Based on the $10.00 per share offering price, the supermaximum value would result in total shares outstanding of 15,870,000. The Board of Directors has established a public offering range such that the public ownership of the Bank will constitute a 40.0% ownership interest. Accordingly, the offering to the public of the minority stock, will equal $40.8 million at the minimum, $48.0 million at the midpoint, $55.2 million at the maximum and $63.5 million at the supermaximum of the valuation range. The pro forma valuation calculations relative to the Peer Group (fully-converted basis) are shown in Table 4.5 and are detailed in Exhibit IV-7 and Exhibit IV-8; the pro forma valuation calculations relative to the Peer Group based on reported financials are shown in Table 4.6 and are detailed in Exhibits IV-10 and IV-11.

Page 4.17

Table 4.5
MHC Institutions — Implied Pricing Ratios, Full Conversion Basis
Abington Bank and the Comparables
As of May 21, 2004

		Fully Converted Implied Value		Per Share(8)		Pricing Ratios(3)					Dividends(4)			Financial Characteristics(6)
																	Reported		Core
Financial Institution		Price/ Share(1)	Market Value	Core 12 Mo. EPS(2)	Book Value/ Share						Amount/ Share		Payout Ratio(5)	Total Assets	Equity/ Assets	NPAs/ Assets
						P/E	P/B	P/A	P/TB	P/Core		Yield					ROA	ROE	ROA	ROE
		($)	($Mil)	($)	($)	(x)	(%)	(%)	(%)	(x)	($)	(%)	(%)	($Mil)	(%)	(%)	(%)	(%)	(%)	(%)
Abington Bank
Superrange		$10.00	$158.70	$0.21	$11.94	46.00	83.75	21.27	83.75	46.82	$0.00	0.00%	0.00%	$746	25.40	0.05	0.46	1.82	0.45	1.79
Maximum		$10.00	$138.00	$0.25	$12.46	39.51	80.28	18.95	80.28	40.20	$0.00	0.00%	0.00%	$728	23.60	0.05	0.48	2.03	0.47	2.00
Midpoint		$10.00	$120.00	$0.29	$13.05	34.00	76.63	16.83	76.63	34.58	$0.00	0.00%	0.00%	$713	21.96	0.05	0.50	2.25	0.49	2.22
Minimum		$10.00	$102.00	$0.34	$13.85	28.59	72.19	14.62	72.19	29.08	$0.00	0.00%	0.00%	$698	20.25	0.05	0.51	2.52	0.50	2.48
All Public Companies(7)
Averages		21.76	414.06	0.97	14.39	17.29	152.21	16.65	163.57	19.49	0.47	2.18	35.76	2,615	10.86	0.64	0.84	9.1	0.68	7.14
Medians		—	—	—	—	16.04	145.27	15.15	154.20	18.47	—	—	—	—	—	—	—	—	—	—
All Non-MHC State of PA(7)
Averages		21.29	611.02	0.58	14.55	17.64	146.63	13.09	166.30	19.85	0.52	2.47	48.53	4,127	9.15	0.43	0.51	6.07	0.37	4.58
Medians		—	—	—	—	17.46	145.74	11.33	153.51	18.43	—	—	—	—	—	—	—	—	—	—
Publicly-Traded MHC Institutions, Full Conversion Basis
Averages		$20.33	$132.19	$0.52	$21.08	30.38x	95.02	24.16	98.38	31.71x	0.48	2.58	56.49	500	24.90	0.61	0.67	2.82	0.61	2.47
Medians		—	—	—	—	32.74x	92.25	23.52	94.79	32.70x	—	—	—	—	—	—	—	—	—	—
Publicly-Traded MHC Institutions, Full Conversion Basis
ALLB	Alliance Bank MHC of PA (20.0)	29.28	107.43	0.85	31.74	34.45	92.25	23.57	92.25	34.45	0.36	1.23	42.35	456	25.55	1.61	0.68	2.68	0.68	2.68
BCSB	BCSB Bankcorp MHC of MD (36.4)	14.85	87.60	0.13	15.90	N.M.	93.40	11.25	96.18	N.M.	0.50	3.37	NM	779	12.04	0.17	0.13	1.01	0.11	0.82
CHFN	Charter Fincl MHC of GA (19.0)	32.57	637.39	0.44	35.62	N.M.	91.44	43.65	92.21	N.M.	0.80	2.46	NM	1,460	47.74	0.64	0.76	1.63	0.59	1.26
GOV	Gouverneur Bcp MHC of NY(42.5)	12.10	27.61	0.37	13.78	31.03	87.81	25.20	87.81	32.70	0.26	2.15	70.27	110	28.70	0.86	0.85	2.85	0.81	2.70
GCBC	Green Co Bcrp MHC of NY (43.9)	30.30	62.21	1.47	29.32	20.61	103.34	20.42	103.34	20.61	0.80	2.64	54.42	305	19.76	0.15	1.04	5.10	1.04	5.10
JXSB	Jcksnville Bcp MHC of IL(46.3)	14.00	27.33	0.08	17.22	35.90	81.30	9.84	89.46	N.M.	0.30	2.14	NM	278	12.10	1.20	0.28	2.30	0.06	0.47
ONFC	Oneida Fincl MHC of NY (42.2)	9.04	67.38	0.37	11.45	20.09	78.95	14.64	92.81	24.43	0.37	4.09	NM	460	18.54	0.10	0.73	4.01	0.60	3.30
PBHC	Pathfinder BC MHC of NY (36.8)	15.50	38.81	0.59	17.13	20.67	90.48	12.98	101.57	26.27	0.40	2.58	67.80	299	14.34	NA	0.62	4.38	0.49	3.45
ROME	Rome Bncp Inc MHC of NY (38.9)	32.01	135.82	0.62	25.23	N.M.	126.87	41.00	126.87	N.M.	0.60	1.87	NM	331	32.32	0.54	0.66	2.05	0.79	2.44
WCFB	Wbstr Cty Fed MHC of IA (39.0)	14.00	52.81	0.39	13.38	35.90	104.63	39.71	104.87	35.90	0.68	4.86	NM	133	37.95	0.46	1.10	2.93	1.10	2.93
WFD	Westfield Finl MHC of MA(46.5)	20.00	209.68	0.42	21.10	44.44	94.79	23.52	94.79	47.62	0.20	1.00	47.62	892	24.81	0.37	0.52	2.13	0.49	1.99

(1)
Current stock price of minority stock. Average of High/Low or Bid/Ask price per share.

(2)
EPS (estimated core earnings) is based on reported trailing 12 month data, adjusted to omit non-operating gains and losses on a tax-effected basis. Public MHC data reflects additional earnings from reinvestment of proceeds of second step conversion.

(3)
P/E = Price to Earnings; P/B = Price to Book; P/A = Price to Assets; P/TB = Price to Tangible Book; and P/Core = Price to Core Earnings. Ratios are pro forma assuming a second step conversion to full stock form.

(4)
Indicated 12 month dividend, based on last quarterly dividend declared.

(5)
Indicated 12 month dividend as a percent of trailing 12 month estimated core earnings (earnings adjusted to reflect second step conversion).

(6)
ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing 12 month earnings and average equity and assets balances.

(7)
Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.

(8)
Figures estimated by RP Financial to reflect a second step conversion of the MHC to full stock form.

Source:
Corporate reports, offering circulars, and RP® Financial, LC. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Page 4.19

Table 4.6
Public Market Pricing
Abington Bank and the Comparables
As of May 21, 2004
MHC Pricing — 40% Minority Stock Issuance

		Fully Converted Implied Value		Per Share		Pricing Ratios(3)					Dividends(4)			Financial Characteristics(6)
																	Reported		Core
Financial Institution		Price/ Share(1)	Market Value	Core 12 Mo. EPS(2)	Book Value/ Share						Amount/ Share		Payout Ratio(5)	Total Assets	Equity/ Assets	NPAs/ Assets					Offering Size
						P/E	P/B	P/A	P/TB	P/Core		Yield					ROA	ROE	ROA	ROE
		($)	($Mil)	($)	($)	(x)	(%)	(%)	(%)	(x)	($)	(%)	(%)	($Mil)	(%)	(%)	(%)	(%)	(%)	(%)	($Mil)
Abington Bank
Superrange		$10.00	$158.70	$0.20	$6.73	48.71	148.53	23.93	148.53	49.62	$0.00	0.00%	0.00%	$663	16.11	0.05	0.49	3.05	0.48	2.99	$63.48
Maximum		$10.00	$138.00	$0.24	$7.24	41.50	138.12	21.02	138.12	42.27	$0.00	0.00%	0.00%	$656	15.22	0.05	0.51	3.33	0.50	3.27	$55.20
Midpoint		$10.00	$120.00	$0.28	$7.82	35.47	127.81	18.45	127.81	36.11	$0.00	0.00%	0.00%	$650	14.44	0.05	0.52	3.60	0.51	3.54	$48.00
Minimum		$10.00	$102.00	$0.33	$8.61	29.64	116.09	15.83	116.09	30.17	$0.00	0.00%	0.00%	$644	13.64	0.05	0.53	3.92	0.52	3.85	$40.80
All Public Companies(7)
Averages		21.76	414.06	0.97	14.39	17.29	152.21	16.65	163.57	19.49	0.47	2.18	35.76	2,615	10.86	0.64	0.84	9.1	0.68	7.14
Medians		—	—	—	—	16.04	145.27	15.15	154.2	18.47	—	—	—	—	—	—	—	—	—	—
All Non-MHC State of PA(7)
Averages		21.29	611.02	0.58	14.55	17.64	146.63	13.09	166.3	19.85	0.52	2.47	48.53	4,127	9.15	0.43	0.51	6.07	0.37	4.58
Medians		—	—	—	—	17.46	145.74	11.33	153.51	18.43	—	—	—	—	—	—	—	—	—	—
Comparable Group Averages
Averages		$20.33	$39.82	$0.40	$9.64	34.47x	210.26	29.27	222.33	35.51x	0.48	2.58	22.43	420	13.54	0.61	0.61	4.72	0.55	4.10
Medians		—	—	—	—	36.67x	191.12	26.37	206.12	35.02x	—	—	—	—	—	—	—	—	—	—
Comparable Group
ALLB	Alliance Bank MHC of PA (20.0)	29.28	20.14	0.63	10.21	46.48	286.78	26.91	286.78	46.48	0.36	1.23	11.43	374.00	9.38	1.61	0.58	6.19	0.58	6.19
BCSB	BCSB Bankcorp MHC of MD (36.4)	14.85	31.84	0.04	7.77	N.M.	191.12	11.99	203.15	N.M.	0.50	3.37	NM	731.00	6.27	0.17	0.06	0.91	0.04	0.52
CHFN	Charter Fincl MHC of GA (19.0)	32.57	120.93	0.19	12.92	N.M.	252.09	62.74	258.08	N.M.	0.80	2.46	NM	1016.00	24.89	0.64	0.62	2.61	0.37	1.55
GOV	Gouverneur Bcp MHC of NY(42.5)	12.10	11.75	0.31	7.80	36.67	155.13	28.79	155.13	39.03	0.26	2.15	NM	96.00	18.56	0.86	0.83	4.27	0.78	4.02
GCBC	Green Co Bcrp MHC of NY (43.9)	30.30	27.30	1.31	14.70	23.13	206.12	22.65	206.12	23.13	0.80	2.64	26.80	275.00	10.99	0.15	1.03	9.22	1.03	9.22
JXSB	Jcksnville Bcp MHC of IL(46.3)	14.00	12.64	0.01	10.75	43.75	130.23	10.30	152.51	N.M.	0.30	2.14	NM	265.00	7.91	1.20	0.24	3.06	0.01	0.10
ONFC	Oneida Fincl MHC of NY (42.2)	9.04	28.41	0.32	6.95	22.60	130.07	15.79	172.52	28.25	0.37	4.09	NM	427.00	12.14	0.10	0.70	5.96	0.56	4.77
PBHC	Pathfinder BC MHC of NY (36.8)	15.50	14.28	0.50	8.70	23.48	178.16	13.96	226.94	31.00	0.40	2.58	NM	278.00	7.84	NA	0.59	7.59	0.44	5.75
ROME	Rome Bncp Inc MHC of NY (38.9)	32.01	52.53	0.44	8.35	N.M.	383.35	52.31	383.35	N.M.	0.60	1.87	NM	260.00	13.65	0.54	0.55	3.98	0.72	5.15
WCFB	Wbstr Cty Fed MHC of IA (39.0)	14.00	20.61	0.31	6.04	45.16	231.79	50.14	232.95	45.16	0.68	4.86	NM	105.00	21.63	0.46	1.11	5.18	1.11	5.18
WFD	Westfield Finl MHC of MA(46.5)	20.00	97.54	0.32	11.90	N.M.	168.07	26.37	168.07	N.M.	0.20	1.00	29.07	795.00	15.69	0.37	0.45	2.95	0.41	2.69

(1)
Current stock price of minority stock. Average of High/Low or Bid/Ask price per share.

(2)
EPS (estimated core earnings) is based on reported trailing 12 month data, adjusted to omit non-operating gains and losses on a tax-effected basis. Public MHC data reflects additional earnings from reinvestment of proceeds of second step conversion.

(3)
P/E = Price to Earnings; P/B = Price to Book; P/A = Price to Assets; P/TB = Price to Tangible Book; and P/Core = Price to Core Earnings. Ratios are pro forma assuming a second step conversion to full stock form.

(4)
Indicated 12 month dividend, based on last quarterly dividend declared.

(5)
Indicated 12 month dividend as a percent of trailing 12 month estimated core earnings (earnings adjusted to reflect second step conversion).

(6)
ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing 12 month earnings and average equity and assets balances.

(7)
Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.

Source:
Corporate reports, offering circulars, and RP® Financial, LC. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Page 4.20

QuickLinks

TABLE OF CONTENTS ABINGTON COMMUNITY BANCORP, INC. Jenkintown, Pennsylvania
LIST OF TABLES ABINGTON COMMUNITY BANCORP, INC. Jenkintown, Pennsylvania
I. OVERVIEW AND FINANCIAL ANALYSIS
II. MARKET AREA
III. PEER GROUP ANALYSIS
Table 3.1 Peer Group of Publicly-Traded Thrifts May 21, 2004(1)
Table 3.2 Balance Sheet Composition and Growth Rates Comparable Institution Analysis As of March 31, 2004
Table 3.3 Income as Percent of Average Assets and Yields, Costs, Spreads Comparable Institution Analysis For the Twelve Months Ended March 31, 2004
Table 3.4 Loan Portfolio Composition and Related Information Comparable Institution Analysis As of March 31, 2004
Table 3.5 Credit Risk Measures and Related Information Comparable Institution Analysis As of March 31, 2004 or Most Recent Date Available
Table 3.6 Interest Rate Risk Measures and Net Interest Income Volatility Comparable Institution Analysis As of March 31, 2004 or Most Recent Date Available
IV. VALUATION ANALYSIS
Table 4.1 Abington Bank Peer Group Market Area Comparative Analysis
Table 4.2 Market Area Unemployment Rates Abington Bank and the Peer Group Companies(1)
Table 4.3 Pricing Characteristics and After-Market Trends Recent Conversions Completed (Last Three Months)
Table 4.4 Calculation of Implied Per Share Data — Incorporating MHC Second Step Conversion Comparable Institution Analysis For the Twelve Months Ended March 31, 2004
Table 4.5 MHC Institutions — Implied Pricing Ratios, Full Conversion Basis Abington Bank and the Comparables As of May 21, 2004
Table 4.6 Public Market Pricing Abington Bank and the Comparables As of May 21, 2004 MHC Pricing — 40% Minority Stock Issuance